                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295

              -----------------------------------------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 49

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)

                          The Goldman Sachs Group, Inc.

                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share

                           ---------------------------
                         (Title of Class of Securities)

                                   38141G 104

                              ---------------------
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000

                              --------------------
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                January 23, 2004

                              --------------------
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

---------------------
CUSIP NO. 38141G 10 4                 13D
---------------------

--------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS: Each of the persons identified on Appendix A.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

    As to a group consisting solely of Covered Persons (1)               (a) [x]
    As to a group consisting of persons other than Covered Persons       (b) [x]
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4. SOURCE OF FUNDS: OO as to Covered Shares (1), OO and PF as to Uncovered Shares (2)
    (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                 [ ]
    PURSUANT TO ITEM 2(d) OR 2(e) (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.
--------------------------------------------------------------------------------
                           7. SOLE VOTING POWER (See Item 6)
        NUMBER OF             As to Covered Shares, 0
         SHARES               As to Uncovered Shares, as stated in Appendix A
      BENEFICIALLY         -----------------------------------------------------
        OWNED BY           8. SHARED VOTING POWER (See Item 6) (Applies to each
        REPORTING             person listed on Appendix A.)
         PERSON               162,847,210 Covered Shares held by Covered Persons
          WITH                     21,681 Uncovered Shares held by Covered
                                          Persons (3)
                                1,383,973 Other Uncovered Shares held by Covered
                                          Persons (4)
                           -----------------------------------------------------
                           9. SOLE DISPOSITIVE POWER (See Item 6)
                              As to Covered Shares, less than 1%
                              As to Uncovered Shares, as stated in Appendix A
                           -----------------------------------------------------
                           10.SHARED DISPOSITIVE POWER (See Item 6):
                              As to Covered Shares, 0
                              As to Uncovered Shares, as stated in Appendix A
--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  164,252,864(5)
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                   32.18%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the captions "Trusts" and "Limited Liability Companies"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.

---------------------------
(1)      For a definition of this term, please see Item 2.

(2)      For a definition of this term, please see Item 3.

(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note
         4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(4) These are Uncovered Shares held by 78 private charitable foundations established by 78 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

(5) Of these shares, 26,667,166 are deemed beneficially owned under Rule 13d-3(d)(1) because a Covered Person has the right to acquire beneficial ownership within 60 days of the date hereof. See Annex D for a description of these shares. The remaining 137,585,698 shares are beneficially owned by the Covered Persons as of the date hereof within the meaning of Rule 13d-3(a).

                                                                      APPENDIX A

                                                       ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                     ITEM 6             SOLE         SHARED          SOLE           SHARED
                                  CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                 (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES         SHARES          SHARES
---------------------------    ------------------    ---------      ---------    -----------     -----------
Julian D. Abel                         UK                0              0             0               0
Bradley I. Abelow                                        0              0             0               0
Peter C. Aberg                                           0              0             0               0
Daniel A. Abut                     Argentina             0              0             0               0
Hilary E. Ackermann                                      0              0             0               0
John J. Adair                                            0              0             0               0
Jeffrey D. Adams                                         0              0             0               0
Alberto F. Ades                    Argentina             0              0             0               0
Ben I. Adler                                             0              0             0               0
Olusegun O. Aganga                     UK                0              0             0               0
Mark E. Agne                                             0              0             0               0
Gregory A. Agran                                         0              0             0               0
Raanan A. Agus                                           0              0             0               0
Syed H. Ahmad                       Pakistan             0              0             0               0
Jonathan R. Aisbitt                    UK                0              0             0               0
Yusuf A. Aliredha                   Bahrain              0              0             0               0
Andrew M. Alper                                          0              0             0               0
Philippe J. Altuzarra                France              0              0             0               0
Ignacio Alvarez-Rendueles            Spain               0              0             0               0
Rebecca Amitai                                           0              0             0               0
Thomas K. Amster                                         0              0             0               0
Elizabeth D. Anderson                                    0              0             0               0
Jason R. Anderson                                        0              0             0               0
John G. Andrews                      USA/UK              0              0             0               0
Francois Andriot                     France              0              0             0               0
Douglas M. Angstrom                                      0              0             0               0
Arnaud M. Apffel                     France              0              0             0               0
Lori B. Appelbaum                                        0              0             0               0
William W. Archer                                        0              0             0               0
Jesus A. Arias                       Spain               0              0             0               0
Philip S. Armstrong                    UK                0              0             0               0
Anton J. Arriola                     Spain               0              0             0               0
John A. Ashdown                        UK                0              0             0               0
Akio Asuke                           Japan               0              0             0               0
David M. Atkinson                      UK                0              0             0               0
Neil Z. Auerbach                                         0              0             0               0
Armen A. Avanessians                                     0              0             0               0
Dean C. Backer                                           0              0             0               0
William A. Badia                                         0              0             0               0
Charles Baillie                                          0              0             0               0
Bernardo Bailo                       Italy               0              0             0               0
Andrew G. Baird                        UK                0              0             0               0
Mona H. Baird                                            0              0             0               0
Michiel J. Bakker               The Netherlands          0              0             0               0
Mark E. Bamford                                          0              0             0               0
William J. Bannon                                        0              0             0               0
John S. Barakat                                          0              0             0               0
Indrajit Bardhan                     India               0              0             0               0

                                                       ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                     ITEM 6             SOLE         SHARED          SOLE           SHARED
                                  CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                 (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES         SHARES          SHARES
---------------------------    ------------------    ---------      ---------    -----------     -----------
Scott B. Barringer                                       0              0             0               0
Steven M. Barry                                          0              0             0               0
Christopher M. Barter                                    0              0             0               0
Stacy Bash-Polley                                        0              0             0               0
Gareth W. Bater                        UK                0              0             0               0
Christopher A. Bates                                     0              0             0               0
David Baum                                               0              0             0               0
Andrew T. Bednar                                         0              0             0               0
Frank A. Bednarz                                         0              0             0               0
Jonathan A. Beinner                                      0              0             0               0
Douglas S. Bell                        UK                0              0             0               0
Janet L. Bell                                            0              0             0               0
Ron E. Beller                                            0              0             0               0
Driss Ben-Brahim                    Morocco              0              0             0               0
Jordan M. Bender                                         0              0             0               0
Anna Maria J. Bentley                  UK                0              0             0               0
Susan M. Benz                                            0              0             0               0
Kenneth Berents                                          0              0             0               0
Michael G. Berini                                        0              0             0               0
Milton R. Berlinski             The Netherlands          0              0             0               0
Andrew S. Berman                                         0              0             0               0
Frances R. Bermanzohn                                    0              0             0               0
Paul D. Bernard                                          0              0             0               0
Stuart N. Bernstein                                      0              0             0               0
Robert A. Berry                        UK                0              0             0               0
John D. Bertuzzi                                         0              0             0               0
Elizabeth E. Beshel                                      0              0             0               0
Andrew M. Bevan                        UK                0              0             0               0
Jean-Luc Biamonti                    Monaco              0              0             0               0
Andrew C. Bieler                                         0              0             0               0
James J. Birch                         UK                0              0             0               0
Gary D. Black                                            0              0             0               0
Lloyd C. Blankfein                                       0              0             0               0
Abraham Bleiberg                     Mexico              0              0             0               0
David W. Blood                                           0              0             0               0
Randall A. Blumenthal                                    0              0             0               0
David R. Boles                                           0              0             0               0
Marjorie Boliscar                                        0              0             0               0
Oliver R. Bolitho                      UK                0              0             0               0
Michael F. Bonte-Friedheim          Germany              0              0             0               0
Johannes M. Boomaars            The Netherlands          0              0             0               0
Douglas L. Borden                                        0              0             0               0
Antonio Borges                      Portugal             0              0             0               0
J. Theodore Borter                                       0              0             0               0
Alastair M. Borthwick                  UK                0              0             0               0
Alison L. Bott                         UK                0              0             0               0
Charles W.A. Bott                      UK                0              0             0               0
Sally A. Boyle                         UK                0              0             0               0
George M. Brady                                          0              0             0               0
Mairtin Brady                       Ireland              0              0             0               0

                                                       ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                     ITEM 6             SOLE         SHARED          SOLE           SHARED
                                  CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                 (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES         SHARES          SHARES
---------------------------    ------------------    ---------      ---------    -----------     -----------
Lester R. Brafman                                        0              0             0               0
Benjamin S. Bram                                         0              0             0               0
Graham Branton                         UK                0              0             0               0
Thomas C. Brasco                                         0              0             0               0
Alan J. Brazil                                           0              0             0               0
John Breyo                                               0              0             0               0
Timothy J. Bridges                     UK                0              0             0               0
Victoria A. Bridges                                      0              0             0               0
Peter L. Briger, Jr.                                     0              0             0               0
Craig W. Broderick                                       0              0             0               0
Richard J. Bronks                      UK                0              0             0               0
Julia A. Bronson                                         0              0             0               0
Holger Bross                        Germany              0              0             0               0
Cynthia A. Brower                                        0              0             0               0
Julian J. Brown                        UK                0              0             0               0
Kathleen Brown                                           0              0             0               0
Melissa R. Brown                                         0              0             0               0
Peter D. Brundage                                        0              0             0               0
John J. Bu                                               0              0             0               0
Lawrence R. Buchalter                                    0              0             0               0
David D. Buckley                       UK                0              0             0               0
Mark J. Buisseret                      UK                0              0             0               0
Steven M. Bunson                                         0              0             0               0
Timothy B. Bunting                     UK                0              0             0               0
Nicholas F. Burgin                                       0              0             0               0
Andrew J. Burke-Smith                Canada              0              0             0               0
Randall S. Burkert                                     142              0           142               0
Michael S. Burton                      UK                0              0             0               0
Joseph M. Busuttil                                       0              0             0               0
George H. Butcher III                                    0              0             0               0
Mary D. Byron                                            0              0             0               0
Jin Yong Cai                         China               0              0             0               0
Sebastiano Calabro                                       0              0             0               0
Lawrence V. Calcano                                      0              0             0               0
Elizabeth V. Camp                                        0              0             0               0
John D. Campbell                                         0              0             0               0
Richard M. Campbell-Breeden            UK                0              0             0               0
Philippe L. Camu                    Belgium              0              0             0               0
David E. Cantillon                  Ireland              0              0             0               0
Sally W. Cantwell                      UK                0            600(6)          0             600(6)
Gerald J. Cardinale                                      0              0             0               0
Mark M. Carhart                                          0              0             0               0
Mariafrancesca Carli                 Italy               0              0             0               0
Valentino D. Carlotti                                    0              0             0               0
Anthony H. Carpet                                        0              0             0               0
Michael J. Carr                                          0              0             0               0
Christopher J. Carrera                                  10              0            10               0

---------------------------
(6)      Shared with family members.

                                                       ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                     ITEM 6             SOLE         SHARED          SOLE           SHARED
                                  CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                 (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES         SHARES          SHARES
---------------------------    ------------------    ---------      ---------    -----------     -----------
Mark Carroll                                             0              0             0               0
Virginia E. Carter                                       0              0             0               0
Mary Ann Casati                                          0              0             0               0
Chris Casciato                                           0              0             0               0
John W. Cembrook                                         0              0             0               0
Eduardo Centola                      Brazil              0              0             0               0
Robert J. Ceremsak, Jr.                                  0              0             0               0
Lik Shuen David Chan               Hong Kong             0              0             0               0
Kuo-Chun Chang                       Taiwan              0              0             0               0
Amy L. Chasen                                            0              0             0               0
Sacha A. Chiaramonte                Germany              0              0             0               0
Andrew A. Chisholm                   Canada              0              0             0               0
W. Reed Chisholm II                                    500              0           500               0
Thomas V. Cholnoky                                       0              0             0               0
Robert J. Christie                                       0              0             0               0
Jane P. Chwick                                           0              0             0               0
James R. Cielinski                                       0              0             0               0
Peter T. Cirenza                                         0              0             0               0
Geoffrey G. Clark                    Canada              0              0             0               0
James B. Clark                                           0              0             0               0
Kent A. Clark                        Canada              0              0             0               0
Alexander Classen                 Switzerland            0              0             0               0
Catherine M. Claydon                 Canada              0              0             0               0
Zachariah Cobrinik                                       0              0             0               0
Kelly C. Coffey                                          0              0             0               0
Abby Joseph Cohen                                        0              0             0               0
Lawrence A. Cohen                                      200              0           200               0
Marc I. Cohen                                            0              0             0               0
Gary D. Cohn                                             0              0             0               0
Christopher A. Cole                                      0              0             0               0
Timothy J. Cole                                          0              0             0               0
Colin Coleman                     South Africa           0              0             0               0
Marcus R. Colwell                                        0              0             0               0
Peter H. Comisar                                         0              0             0               0
Laura C. Conigliaro                                      0              0             0               0
Thomas V. Conigliaro                                   669              0           669               0
William J. Conley, Jr.                                 417              0           417               0
Thomas G. Connolly                Ireland/USA            0              0             0               0
Frank T. Connor                                          0              0             0               0
Karen R. Cook                          UK                0              0             0               0
Edith W. Cooper                                          0              0             0               0
Philip A. Cooper                                         0              0             0               0
Kenneth W. Coquillette                                   0              0             0               0
Carlos A. Cordeiro                                       0              0             0               0
Colin J. Corgan                                          0              0             0               0
David W. Corley                                          0              0             0               0
Thomas W. Cornacchia                                     0              0             0               0
Henry Cornell                                            0              0             0               0
E. Gerald Corrigan                                       0              0             0               0
Claudio Costamagna                   Italy               0              0             0               0

                                                       ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                     ITEM 6             SOLE         SHARED          SOLE           SHARED
                                  CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                 (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES         SHARES          SHARES
---------------------------    ------------------    ---------      ---------    -----------     -----------
Marta Z. Cotton                                          0              0             0               0
James A. Coufos                                          0              0             0               0
Frank L. Coulson, Jr.                                    0              0             0               0
Kenneth Courtis                                          0              0             0               0
Eric J. Coutts                         UK                0              0             0               0
Beverley M. Covell                     UK                0              0             0               0
Randolph L. Cowen                                        0              0             0               0
Brahm S. Cramer                      Canada              0              0             0               0
Nicholas P. Crapp                      UK                0              0             0               0
Michael J. Crinieri                                      0              0             0               0
Craig W. Crossman                  Australia             0              0             0               0
Neil D. Crowder                                          0              0             0               0
Michael L. Crowl                                         0              0             0               0
Eduardo A. Cruz                                          0              0             0               0
Jeffrey R. Currie                                        0              0             0               0
John P. Curtin, Jr.                                      0              0             0               0
John W. Curtis                                           0              0             0               0
Matthew H. Cyzer                       UK                0              0             0               0
Michael D. Daffey                  Australia             0              0             0               0
Stephen C. Daffron                                       0              0             0               0
Linda S. Daines                                          0              0             0               0
Paul B. Daitz                                            0              0             0               0
John S. Daly                        Ireland              0              0             0               0
Stephen D. Daniel                    Canada              0              0             0               0
Philip M. Darivoff                                       0              0             0               0
Frederick C. Darling                                     0              0             0               0
Matthew S. Darnall                                       0              0             0               0
David H. Dase                                            0              0             0               0
Timothy D. Dattels                   Canada              0              0             0               0
Gavyn Davies                           UK                0              0             0               0
Stephen Davies                         UK                0              0             0               0
Katherine R. Davisson                                    0              0             0               0
Oral W. Dawe                         Canada              0              0             0               0
Diego De Giorgi                      Italy               0              0             0               0
Michael G. De Lathauwer             Belgium              0              0             0               0
Francois-Xavier De Mallmann    France/Switzerland        0              0             0               0
Jean A. De Pourtales               France/UK             0              0             0               0
Giorgio De Santis                    Italy               0              0             0               0
Luigi de Vecchi                      Italy               0              0             0               0
David A. Dechman                                         0              0             0               0
Daniel L. Dees                                           0              0             0               0
Bradley S. DeFoor                                        0              0             0               0
Mark Dehnert                                             0              0             0               0
Paul C. Deighton                       UK                0              0             0               0
Alvaro del Castano                   Spain               0              0             0               0
James Del Favero                   Australia             0              0             0               0
Juan A. Del Rivero                   Spain               0              0             0               0
Robert V. Delaney, Jr.                                   0              0             0               0
Joseph Della Rosa                                        0              0             0               0
Thomas F. Dempsey                                        0              0             0               0

                                                       ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                     ITEM 6             SOLE         SHARED          SOLE           SHARED
                                  CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                 (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES         SHARES          SHARES
---------------------------    ------------------    ---------      ---------    -----------     -----------
Roger E. Denby-Jones                   UK                0              0             0               0
Neil V. DeSena                                           0              0             0               0
Martin R. Devenish                     UK                0              0             0               0
Andrew C. Devenport                    UK                0              0             0               0
Stephen D. Dias                        UK                0              0             0               0
Armando A. Diaz                                          0              0             0               0
Alexander C. Dibelius               Germany              0              0             0               0
David G. Dick                          UK                0              0             0               0
James D. Dilworth                                        0              0             0               0
Simon P. Dingemans                     UK                0              0             0               0
Joseph P. DiSabato                                       0              0             0               0
Michele I. Docharty                                      0              0             0               0
Paula A. Dominick                                        0              0             0               0
Noel B. Donohoe                     Ireland              0              0             0               0
Suzanne O. Donohoe                                       0              0             0               0
James H. Donovan                                         0              0             0               0
Jana Hale Doty                                           0              0             0               0
Robert G. Doumar, Jr.                                    0              0             0               0
Thomas M. Dowling                                        0              0             0               0
John O. Downing                                          0              0             0               0
Mario Draghi                         Italy               0              0             0               0
Michael B. Dubno                                         0              0             0               0
Connie K. Duckworth                                      0              0             0               0
William C. Dudley                                        0              0             0               0
Donald J. Duet                                           0              0             0               0
Brian J. Duffy                                           0              0             0               0
Brian Duggan                                             0              0             0               0
C. Steven Duncker                                        0              0             0               0
Karlo J. Duvnjak                     Canada              0              0             0               0
Jay S. Dweck                                             0              0             0               0
Michael L. Dweck                                         0              0             0               0
Gordon E. Dyal                                           0              0             0               0
Isabelle Ealet                       France              0              0             0               0
Glenn P. Earle                         UK                0              0             0               0
David C. Earling                                         0              0             0               0
Seaborn S. Eastland                                      0              0             0               0
Kenneth M. Eberts III                                    0              0             0               0
Paul S. Efron                                            0              0             0               0
Herbert E. Ehlers                                        0              0             0               0
Robert K. Ehudin                                         0              0             0               0
John E. Eisenberg                                        0              0             0               0
Edward K. Eisler                    Austria              0              0             0               0
Jason H. Ekaireb                       UK                0              0             0               0
Gregory H. Ekizian                                       0              0             0               0
Aubrey J. Ellis                                          0              0             0               0
Kathy G. Elsesser                                        0              0             0               0
Glenn D. Engel                                           0              0             0               0
Peter C. Enns                        Canada              0              0             0               0
Katherine B. Enquist                                     0              0             0               0
L. Brooks Entwistle                                      0              0             0               0

                                                       ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                     ITEM 6             SOLE         SHARED          SOLE           SHARED
                                  CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                 (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES         SHARES          SHARES
---------------------------    ------------------    ---------      ---------    -----------     -----------
Earl S. Enzer                                            0              0             0               0
Christopher H. Eoyang                                    0              0             0               0
Christian Erickson                                       0              0             0               0
Fred W. Esiri                          UK                0              0             0               0
James P. Esposito                                        0              0             0               0
Michael P. Esposito                                      0              0             0               0
George C. Estey                      Canada              0              0             0               0
Mark D. Ettenger                                         0              0             0               0
Bruce J. Evans                                           0              0             0               0
J. Michael Evans                     Canada              0              0             0               0
W. Mark Evans                        Canada              0              0             0               0
Charles P. Eve                         UK                0              0             0               0
Elizabeth C. Fascitelli                                  0              0             0               0
Jeffrey F. Fastov                                        0              0             0               0
Douglas L. Feagin                                        0              0             0               0
Regina M. Feeney                                         0              0             0               0
Pieter Maarten Feenstra         The Netherlands          0              0             0               0
Norman Feit                                              0              0             0               0
Steven M. Feldman                                        0              0             0               0
Laurie R. Ferber                                         0              0             0               0
Luca D. Ferrari                                          0              0             0               0
John A. Ferro, Jr.                                       0              0             0               0
Gail S. Fierstein                                        0              0             0               0
Gregory A. Finck                                         0              0             0               0
David A. Fishman                                         0              0             0               0
Lawton W. Fitt                                           0              0             0               0
Stephen C. Fitzgerald              Australia             0              0             0               0
Daniel M. FitzPatrick                                    0              0             0               0
James A. Fitzpatrick                                     0              0             0               0
Pierre-Henri Flamand                 France              0              0             0               0
Alexander W. Fletcher                  UK                0              0             0               0
Mark C. Fletcher                       UK                0              0             0               0
Mark B. Florian                                          0              0             0               0
Timothy B. Flynn                                         0              0             0               0
Elisabeth Fontenelli                                     0              0             0               0
David B. Ford                                            0            134(7)          0             134(7)
Elizabeth J. Ford                                        0              0             0               0
Edward C. Forst                                          0              0             0               0
Colleen A. Foster                                        0              0             0               0
George B. Foussianes                                     0              0             0               0
Linda M. Fox                                             0              0             0               0
Stephen H. Frank                                         0              0             0               0
Oliver L. Frankel                                        0              0             0               0
Jeffrey S. Frase                                         0              0             0               0
Orit P. Freedman                     Israel              0              0             0               0
Matthew T. Fremont-Smith                                 0              0             0               0
Christopher G. French                  UK                0              0             0               0
Timothy G. Freshwater                  UK                0              0             0               0

---------------------------
(7)      Shared with family members.

                                                       ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                     ITEM 6             SOLE         SHARED          SOLE           SHARED
                                  CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                 (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES         SHARES          SHARES
---------------------------    ------------------    ---------      ---------    -----------     -----------
Jacob Y. Friedman                                        0              0             0               0
Richard A. Friedman                                      0              0             0               0
Kieu L. Frisby                                           0              0             0               0
Matthias K. Frisch                Switzerland            0              0             0               0
Robert K. Frumkes                                        0              0             0               0
C. Douglas Fuge                                          0              0             0               0
Shirley Fung                           UK                0              0             0               0
Timothy T. Furey                                         0              0             0               0
Enrico S. Gaglioti                                       0              0             0               0
Timur F. Galen                                           0              0             0               0
Maryann L. Gallivan                                      0           2000(8)          0            2000(8)
Gonzalo R. Garcia                    Chile               0              0             0               0
Guillermo Garcia                     Mexico              0              0             0               0
James R. Garvey                     Ireland              0              0             0               0
Joseph D. Gatto                                          0              0             0               0
Richard A. Genna                                         0              0             0               0
Hywel D. George                        UK                0              0             0               0
Peter C. Gerhard                                         0              0             0               0
Kenneth K. Gershenfeld                                   0              0             0               0
Rajiv A. Ghatalia                    India               0              0             0               0
Robert R. Gheewalla                                      0              0             0               0
Nomi Ghez                          Israel/USA            0              0             0               0
Scott A. Gieselman                                       0              0             0               0
Gary T. Giglio                                           0              0             0               0
H. John Gilbertson, Jr.                                  0              0             0               0
Nicholas G. Giordano                                     0            300(9)          0             300(9)
Joseph H. Gleberman                                      0              0             0               0
Justin G. Gmelich                                        0              0             0               0
Richard J. Gnodde                   Ireland/             0              0             0               0
                                  South Africa
Jeffrey B. Goldenberg                                    0          2,860(10)         0           2,860(10)
Rachel C. Golder                                         0              0             0               0
Jacob D. Goldfield                                       0              0             0               0
Daniel C. Goldwater                    UK                0              0             0               0
James S. Golob                                           0              0             0               0
Gregg A. Gonsalves                                       0              0             0               0
Amy O. Goodfriend                                        0              0             0               0
Larry J. Goodwin                                         0              0             0               0
Andrew M. Gordon                                         0              0             0               0
Robert D. Gottlieb                                       0              0             0               0
Gregory M. Gould                                         0              0             0               0
Frank J. Governali                                       0              0             0               0
Lorenzo Grabau                       Italy               0              0             0               0
Geoffrey T. Grant                                        0              0             0               0
William M. Grathwohl                                     0              0             0               0
Pedro Gonzalez Grau                  Spain               0              0             0               0

---------------------------
(8)      Shared with family members.

(9)      Shared with family members.

(10)     Shared with family members.

                                                       ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                     ITEM 6             SOLE         SHARED          SOLE           SHARED
                                  CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                 (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES         SHARES          SHARES
---------------------------    ------------------    ---------      ---------    -----------     -----------
Eldridge F. Gray                                         0              0             0               0
Michael J. Graziano                                      0              0             0               0
Carmen A. Greco                                          0              0             0               0
Stefan Green                       Australia             0              0             0               0
David J. Greenwald                                       0              0             0               0
Louis S. Greig                         UK                0              0             0               0
William W. Gridley                                       0              0             0               0
Peter W. Grieve                                          0              0             0               0
Christopher Grigg                      UK                0              0             0               0
Edward Sebastian Grigg             UK/France             0              0             0               0
Michael J. Grimaldi                                      0              0             0               0
Douglas C. Grip                                          0              0             0               0
Peter Gross                                              0              0             0               0
David J. Grounsell                     UK                0              0             0               0
Eric P. Grubman                                          0              0             0               0
Edward J. Guay                                           0              0             0               0
Kevin J. Guidotti                                        0              0             0               0
Arun M. Gunewardena                Sri Lanka             0              0             0               0
Vishal Gupta                         India               0              0             0               0
Celeste A. Guth                                          0              0             0               0
Vladimir M. Gutin                                        0              0             0               0
Joseph D. Gutman                                         0              0             0               0
Douglas A. Guzman                    Canada              0              0             0               0
Erol Hakanoglu                       Turkey              0              0             0               0
Elizabeth M. Hammack                                     0              0             0               0
David R. Hansen                    Australia             0              0             0               0
Mary L. Harmon                                           0              0             0               0
Roger C. Harper                                          0              0             0               0
Robert S. Harrison                                       0              0             0               0
Valerie J. Harrison                    UK                0              0             0               0
Shelley A. Hartman                                       0              0             0               0
Paul R. Harvey                                           0              0             0               0
Taizo Hasebe                         Japan               0              0             0               0
Rumiko Hasegawa                      Japan               0              0             0               0
A. John Hass                                             0              0             0               0
Stephen J. Hay                         UK                0              0             0               0
Kuniyoshi Hayashi                    Japan               0              0             0               0
Keith L. Hayes                         UK                0              0             0               0
Edward A. Hazel                                        856            300(11)       856             300(11)
Thomas J. Healey                                         0              0             0               0
Robert C. Heathcote                    UK                0              0             0               0
Sylvain M. Hefes                     France              0              0             0               0
Douglas C. Heidt                                         0              0             0               0
David B. Heller                                          0              0             0               0
Steven M. Heller                                         0              0             0               0
William L. Hemphill                                      0              0             0               0
Ruud G. Hendriks                The Netherlands          0              0             0               0

---------------------------
(11)     Shared with family members.

                                                       ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                     ITEM 6             SOLE         SHARED          SOLE           SHARED
                                  CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                 (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES         SHARES          SHARES
---------------------------    ------------------    ---------      ---------    -----------     -----------
David P. Hennessey                                       0              0             0               0
R. Douglas Henderson                                     0              0             0               0
David L. Henle                                           0            600             0             600
Mary C. Henry                                            0              0             0               0
Benoit Herault                       France              0              0             0               0
Peter C. Herbert                                         0              0             0               0
Bruce A. Heyman                                          0              0             0               0
Stephen Hickey                                           0              0             0               0
Melina E. Higgins                                        0              0             0               0
Robert E. Higgins                                        0              0             0               0
Joanne M. Hill                                           0              0             0               0
Michael I. Hill                        UK                0              0             0               0
M. Roch Hillenbrand                                      0              0             0               0
Donald W. Himpele                                        0              0             0               0
Kenneth L. Hirsch                                        0              0             0               0
Kenneth W. Hitchner                                      0              0             0               0
Maykin Ho                                                0              0             0               0
Timothy E. Hodgson                   Canada              0              0             0               0
Axel Hoerger                        Germany              0              0             0               0
Jacquelyn M. Hoffman-Zehner          Canada              0              0             0               0
Christopher G. Hogg             New Zealand/USA          0              0             0               0
Svein R. Hogset                      Norway              0              0             0               0
Simon N. Holden                        UK                0              0             0               0
Margaret J. Holen                                        0              0             0               0
Daniel E. Holland III                                    0              0             0               0
Teresa E. Holliday                                       0              0             0               0
Peter Hollmann                      Germany              0              0             0               0
Philip Holzer                       Germany              0              0             0               0
Gregory T. Hoogkamp                                      0              0             0               0
Sean C. Hoover                                           0              0             0               0
Shin Horie                           Japan               0              0             0               0
Jay D. Horine                                            0              0             0               0
Robert D. Hormats                                        0              0             0               0
Robert G. Hottensen, Jr.                               579              0           579               0
Thomas J. Houle                                          0              0             0               0
Michael R. Housden                     UK                0              0             0               0
Robert Howard                                            0              0             0               0
Mark Howard-Johnson                                      0              0             0               0
Zu Liu Frederick Hu                  China               0              0             0               0
Paul J. Huchro                                           0              0             0               0
James A. Hudis                                           0              0             0               0
Terry P. Hughes                     Ireland              0              0             0               0
Bimaljit S. Hundal                     UK                0              0             0               0
Edith A. Hunt                                            0              0             0               0
Susan J. Hunt                          UK                0              0             0               0
Janet T. Hurley                                          0              0             0               0
Fern Hurst                                               0              0             0               0
Robert J. Hurst                                        100              0           100               0
Elizabeth A. Husted                                      0              0             0               0
Walter V. Hutcherson                                     0              0             0               0

                                                       ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                     ITEM 6             SOLE         SHARED          SOLE           SHARED
                                  CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                 (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES         SHARES          SHARES
---------------------------    ------------------    ---------      ---------    -----------     -----------
Phillip S. Hylander                    UK                0              0             0               0
John S. Iglehart                                         0              0             0               0
Robert F. Incorvaia                                      0              0             0               0
Toni-Dara Infante                                        0              0             0               0
Francis J. Ingrassia                                     0              0             0               0
Timothy J. Ingrassia                                     0              0             0               0
Zubin P. Irani                       India               0              0             0               0
Margaret H. Isdale                                       0              0             0               0
Hideki Ishibashi                     Japan               0              0             0               0
Raymond J. Iwanowski                                     0              0             0               0
Walter A. Jackson                                        0              0             0               0
William L. Jacob III                                     0              0             0               0
Arthur L. Jacobson, Jr.                                  0              0             0               0
James A. Jacobson                                        0              0             0               0
Richard I. Jaffee                                        0              0             0               0
Stefan J. Jentzsch                  Germany              0              0             0               0
Andrew R. Jessop                       UK                0              0             0               0
Dan H. Jester                                            0              0             0               0
Thomas Jevon                                             0              0             0               0
Daniel J. Jick                                           0              0             0               0
David M. Jimenez-Blanco              Spain               0              0             0               0
Peter T. Johnston                                      524              0           524               0
Andrew J. Jonas                                          0              0             0               0
Adrian M. Jones                     Ireland              0              0             0               0
Emerson P. Jones                                         0              0             0               0
Robert C. Jones                                          0              0             0               0
Terrence O. Jones                                        0              0             0               0
William J. Jones                                         0              0             0               0
Kevin M. Jordan                                          0              0             0               0
Mei L. Joseph                      Singapore             0              0             0               0
Roy R. Joseph                        Guyana              0              0             0               0
Kenneth L. Josselyn                                      0              0             0               0
Chansoo Joung                                            0              0             0               0
Andrew J. Kaiser                                         0              0             0               0
Ann F. Kaplan                                           21              0            21              0
Barry A. Kaplan                                          0              0             0               0
David A. Kaplan                                          0              0             0               0
Jason S. Kaplan                                          0              0             0               0
Robert S. Kaplan                                         0              0             0               0
Scott B. Kapnick                                         0          1,666(12)         0           1,666(12)
Atul Kapur                           India               0              0             0               0
Erland S. Karlsson                   Sweden              0              0             0               0
James M. Karp                                            0              0             0               0
Toshinobu Kasai                      Japan               0              0             0               0
Shunji Katayama                      Japan               0              0             0               0
Richard Katz                                             0              0             0               0
Robert J. Katz                                           0              0             0               0

---------------------------
(12)     Shared with family members.

                                                       ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                     ITEM 6             SOLE         SHARED          SOLE           SHARED
                                  CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                 (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES         SHARES          SHARES
---------------------------    ------------------    ---------      ---------    -----------     -----------
James C. Katzman                                         0              0             0               0
David K. Kaugher                                         0              0             0               0
Alan S. Kava                                             0              0             0               0
Larry M. Kellerman                                       0              0             0               0
John L. Kelly                                            0              0             0               0
Carsten Kengeter                    Germany              0              0             0               0
Kevin W. Kennedy                                         0              0             0               0
Gioia M. Kennett                                         0              0             0               0
James P. Kenney                                          0              0             0               0
William J. Kenney                                        0              0             0               0
Thomas J. Kenny                                          0              0             0               0
Steven E. Kent                                           0              0             0               0
Steven Kerr                                              0              0             0               0
John G. Ketterer III                                     0              0             0               0
Lawrence S. Keusch                                       0              0             0               0
Rustom N. Khandalavala                                   0              0             0               0
Philippe Khuong-Huu                  France              0              0             0               0
Peter D. Kiernan III                                     0              0             0               0
Sun Bae Kim                          Canada              0              0             0               0
Douglas W. Kimmelman                                   445              0           445               0
Masaaki Kimura                    South Korea            0              0             0               0
Colin E. King                        Canada            430              0           430               0
Jonathan S. King                       UK                0              0             0               0
Robert C. King, Jr.                                      0              0             0               0
Timothy M. Kingston                                      0              0             0               0
Shigeki Kiritani                     Japan               0              0             0               0
Ewan M. Kirk                           UK                0              0             0               0
Remy Klammers                        France              0              0             0               0
Daniel H. Klebes II                                      0              0             0               0
Michael Klimek                                           0              0             0               0
Michael K. Klingher                                      0              0             0               0
Frederick J. Knecht                                      0              0             0               0
Bradford C. Koenig                                       0              0             0               0
Andreas Koernlein                   Germany              0              0             0               0
Mark J. Kogan                                            0              0             0               0
Yasuro K. Koizumi                    Japan               0              0             0               0
J. Christopher A. Kojima             Canada              0              0             0               0
Kazuaki Kojima                       Japan               0              0             0               0
Jonathan L. Kolatch                                      0              0             0               0
Jeffrey A. Kolitch                                       0              0             0               0
Richard E. Kolman                                        0              0             0               0
Takahiro Komatsu                     Japan               0              0             0               0
Robert A. Koort                                          0              0             0               0
Philip J. Kopp III                                       0              0             0               0
David J. Kostin                                          0              0             0               0
Koji Kotaka                          Japan               0              0             0               0
John D. Kramer                                           0              0             0               0
Peter S. Kraus                                          15              0            15               0
Srihari Kumar                        India               0              0             0               0
Mary Lyn Valkenburg Kurish                               0              0             0               0

                                                       ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                     ITEM 6             SOLE         SHARED          SOLE           SHARED
                                  CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                 (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES         SHARES          SHARES
---------------------------    ------------------    ---------      ---------    -----------     -----------
Eiichiro Kuwana                      Japan               0              0             0               0
Tak Sing Kenneth Kwok              Hong Kong             0              0             0               0
Joon Kwun                         South Korea            0              0             0               0
Peter Labbat                                             0              0             0               0
Brian J. Lahey                                           0              0             0               0
Peggy A. Lamb                                            0              0             0               0
Simon M. Lamb                          UK                0              0             0               0
David G. Lambert                                         0              0             0               0
Joseph A. LaNasa III                                     0              0             0               0
Eric S. Lane                                             0              0             0               0
Thomas K. Lane                                           0              0             0               0
Rudolf N. Lang                      Germany              0              0             0               0
Jonathan A. Langer                                       0              0             0               0
Michiel P. Lap                  The Netherlands          0              0             0               0
Gary R. Lapidus                                          0              0             0               0
Bruce M. Larson                                          0              0             0               0
Thomas D. Lasersohn                                      0              0             0               0
Anthony D. Lauto                                         0              0             0               0
John J. Lauto                                            0              0             0               0
Matthew Lavicka                                          0              0             0               0
Peter T. Lawler                                          0              0             0               0
David N. Lawrence                                        0              0             0               0
Hugh J. Lawson                                           0              0             0               0
Peter J. Layton                                          0              0             0               0
Susan R. Leadem                                          0              0             0               0
Andrew D. Learoyd                      UK                0              0             0               0
Brian J. Lee                                             0              0             0               0
Cham Chung Ken Lee                 Hong Kong             0              0             0               0
Chan-Keun Lee                     South Korea            0              0             0               0
George C. Lee                                            0              0             0               0
Gregory D. Lee                     Australia             0              0             0               0
Ronald Lee                                               0              0             0               0
Kenneth H. M. Leet                                       0              0             0               0
Richard O. Leggett                                       0              0             0               0
Tim Leissner                         Brazil              0              0             0               0
Todd W. Leland                                           0              0             0               0
Paulo C. Leme                                            0              0             0               0
Gregg R. Lemkau                                          0              0             0               0
Remco O. Lenterman              The Netherlands          0              0             0               0
Deborah R. Leone                                         0              0             0               0
Hughes B. Lepic                      France              0              0             0               0
Johan H. Leven                       Sweden              0              0             0               0
Ronald S. Levin                                          0              0             0               0
Allan S. Levine                                          0              0             0               0
Brian T. Levine                                          0              0             0               0
Jack Levy                                                0              0             0               0
Richard J. Levy                        UK                0              0             0               0
Tobin V. Levy                                            0              0             0               0
P. Jeremy Lewis                                          0              0             0               0
Mark E. Leydecker                                        0              0             0               0
Matthew G. L'Heureux                                     0              0             0               0

                                                       ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                     ITEM 6             SOLE         SHARED          SOLE           SHARED
                                  CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                 (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES         SHARES          SHARES
---------------------------    ------------------    ---------      ---------    -----------     -----------
Michael Liberman                                         0              0             0               0
George C. Liberopoulos             Canada/USA            0              0             0               0
Gwen R. Libstag                                          0              0             0               0
Stephen C. Lichtenauer                                   0              0             0               0
Roger A. Liddell                       UK                0              0             0               0
Richard J. Lieb                                          0              0             0               0
Lisette M. Lieberman                                   766              0           766               0
Mitchell J. Lieberman                                    0              0             0               0
Richerd C. Lightburn                                     0              0             0               0
Terence Tayseop Lim               South Korea            0              0             0               0
Ryan D. Limaye                                           0              0             0               0
Josephine Linden                       UK                0              0             0               0
Lawrence H. Linden                                       0              0             0               0
Anthony W. Ling                        UK                0              0             0               0
Roger E. Linnemann, Jr.                                  0              0             0               0
Bonnie S. Litt                                           0              0             0               0
Robert Litterman                                         0              0             0               0
Robert H. Litzenberger                                   0              0             0               0
David McD. A. Livingstone          Australia             0              0             0               0
Jill E. Lohrfink                                         0              0             0               0
Douglas F. Londal                                        0              0             0               0
Joseph Longo                                             0              0             0               0
Jonathan M. Lopatin                                      0              0             0               0
Francisco Lopez-Balboa                                   0              0             0               0
Victor M. Lopez-Balboa                                   0              0             0               0
Antigone Loudiadis                     UK                0              0             0               0
Kevin L. Lundeen                                         0              0             0               0
Mark A. Lynch                          UK                0              0             0               0
Michael R. Lynch                                         0              0             0               0
Thomas R. Lynch                                          0              0             0               0
Peter J. Lyon                                            0              0             0               0
Peter B. MacDonald                     UK                0              0             0               0
Mark G. Machin                         UK                0              0             0               0
Paula B. Madoff                                          0              0             0               0
Shogo Maeda                          Japan               0              0             0               0
Christopher J. Magarro                                   0              0             0               0
John A. Mahoney                                          0              0             0               0
Sean O. Mahoney                                          0              0             0               0
Russell E. Makowsky                                      0              0             0               0
Keith A. Malas                                           0              0             0               0
Aadarsh K. Malde                       UK                0              0             0               0
Puneet Malhi                           UK                0              0             0               0
Peter G. C. Mallinson                  UK                0              0             0               0
John V. Mallory                                          0              0             0               0
Kathleen M. Maloney                                      0              0             0               0
Jean E. Manas                        Greece              0              0             0               0
Charles G. R. Manby                    UK                0              0             0               0
Robert S. Mancini                                        0              0             0               0
Barry A. Mannis                                          0              0             0               0
Simon I. Mansfield                                       0              0             0               0

                                                       ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                     ITEM 6             SOLE         SHARED          SOLE           SHARED
                                  CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                 (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES         SHARES          SHARES
---------------------------    ------------------    ---------      ---------    -----------     -----------
Elizabeth C. Marcellino                                  0              0             0               0
Joseph C. Marconi                                        0              0             0               0
Ronald G. Marks                                          0              0             0               0
Robert J. Markwick                     UK                0              0             0               0
Nicholas I. Marovich                                     0              0             0               0
Alexander M. Marshall                  UK                0              0             0               0
David J. Marshall                                        0              0             0               0
Allan S. Marson                        UK                0              0             0               0
Paul A. Marson                         UK                0              0             0               0
Eff W. Martin                                            0              0             0               0
Alison J. Mass                                           0              0             0               0
Robert A. Mass                                           0              0             0               0
John J. Masterson                                        0              0             0               0
David J. Mastrocola                                      0              0             0               0
Blake W. Mather                                          0              0             0               0
Kathy M. Matsui                                          0              0             0               0
Naomi Matsuoka                       Japan               0              0             0               0
Thomas H. Mattox                                         0              0             0               0
George N. Mattson                                        0              0             0               0
Jason E. Maynard                                         0              0             0               0
Thomas J. McAdam                                        92              0            92               0
Richard F. McArdle                                       0              0             0               0
John J. McCabe                                           0              0             0               0
Theresa E. McCabe                                        0              0             0               0
James P. McCarthy                                        0              0             0               0
Joseph M. McConnell                                      0              0             0               0
Ian R. McCormick                       UK                0              0             0               0
Lynn M. McCormick                                        0              0             0               0
Gordon R. McCulloch                    UK                0              0             0               0
Dermot W. McDonogh                  Ireland              0              0             0               0
Mark E. McGoldrick                                       0              0             0               0
Joseph P. McGrath, Jr.                                   0              0             0               0
Stephen J. McGuinness                                    0              0             0               0
John C. McIntire                                         0              0             0               0
Matthew B. McLennan                Australia             0              0             0               0
John W. McMahon                                          0              0             0               0
Geraldine F. McManus                                     0              0             0               0
Gerald C. McNamara, Jr.                                  0              0             0               0
James A. McNamara                                        0            215(13)         0             215(13)
Richard P. McNeil                   Jamaica              0              0             0               0
Audrey A. McNiff                                         0              0             0               0
John P. McNulty                                          0              0             0               0
Stuart G. McPherson                    UK                0              0             0               0
Robert A. McTamaney                                      0              0             0               0
E. Scott Mead                                          160              0           160               0
Lance P. Meaney                                          0              0             0               0
Sharon I. Meers                                          0              0             0               0
David M. Meerschwam             The Netherlands          0              0             0               0

---------------------------
(13)     Shared with family members.

                                                       ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                     ITEM 6             SOLE         SHARED          SOLE           SHARED
                                  CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                 (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES         SHARES          SHARES
---------------------------    ------------------    ---------      ---------    -----------     -----------
Sanjeev K. Mehra                     India               0              0             0               0
Stephen J. Mellas                                        0              0             0               0
Andrew J. Melnick                                        0              0             0               0
Bruce H. Mendelsohn                                    100            400(14)       100             400(14)
Michael A. Mendelson                                     0              0             0               0
Bernard A. Mensah                      UK                0              0             0               0
Garry E. Menzel                        UK                0              0             0               0
T. Willem Mesdag                                         0              0             0               0
Andrew L. Metcalfe                     UK                0              0             0               0
Julian R. Metherell                    UK                0              0             0               0
Olivier F. Meyohas                   France              0              0             0               0
Michael R. Miele                                         0              0             0               0
Therese L. Miller                                        0              0             0               0
Michael J. Millette                                      0              0             0               0
James E. Milligan                                        0              0             0               0
Milton R. Millman                                        0              0             0               0
Eric M. Mindich                                          0              0             0               0
Luciana D. Miranda                   Brazil              0              0             0               0
Edward S. Misrahi                    Italy               0              0             0               0
Kristi L. Mitchem                                        0              0             0               0
Gregory C. Mitsch                                        0              0             0               0
Masatoki J. Mitsumata                Japan               0              0             0               0
Wataru Mizoguchi                     Japan               0              0             0               0
Steven T. Mnuchin                                        0              0             0               0
Masanori Mochida                     Japan               0              0             0               0
Timothy H. Moe                                           0              0             0               0
Douglas D. Moffitt                                       0              0             0               0
Philip J. Moffitt                  Australia             0              0             0               0
Scott E. Molin                                           0              0             0               0
Karsten N. Moller                   Denmark              0              0             0               0
Thomas K. Montag                                         0              0             0               0
William C. Montgomery                                    0              0             0               0
Wayne L. Moore                                           0              0             0               0
J. Ronald Morgan, III                                    0              0             0               0
Yukihiro Moroe                       Japan               0              0             0               0
James P. Morris                                          0              0             0               0
R. Scott Morris                                          0              0             0               0
Robert B. Morris III                                     0              0             0               0
Simon P. Morris                        UK                0              0             0               0
Thomas C. Morrow                                         0              0             0               0
Jeffrey M. Moslow                                        0              0             0               0
Sharmin Mossavar-Rahmani               UK                0              0             0               0
Gregory T. Mount                                         0              0             0               0
Ian Mukherjee                          UK                0              0             0               0
Edward A. Mule                                           0              0             0               0
Donald R. Mullen                                         0              0             0               0
Eric D. Mullins                                          0              0             0               0

---------------------------
(14)     Shared with family members.

                                                       ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                     ITEM 6             SOLE         SHARED          SOLE           SHARED
                                  CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                 (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES         SHARES          SHARES
---------------------------    ------------------    ---------      ---------    -----------     -----------
Donald J. Mulvihill                                      0              0             0               0
Patrick E. Mulvihill                Ireland              0              0             0               0
Alvise J. Munari                       UK                0              0             0               0
Robert G. Munro                        UK                0              0             0               0
Rie Murayama                         Japan               0              0             0               0
Richard A. Murley                      UK                0              0             0               0
Philip D. Murphy                                         0              0             0               0
Thomas S. Murphy, Jr.                                    0              0             0               0
Arjun N. Murti                                           0              0             0               0
Gaetano J. Muzio                                         0              0             0               0
Marc O. Nachmann                    Germany              0              0             0               0
Avi M. Nash                                              0              0             0               0
Kevin D. Naughton                                        0              0             0               0
Mark J. Naylor                         UK                0              0             0               0
Jeffrey P. Nedelman                                      0              0             0               0
Daniel M. Neidich                                       58              0            58               0
Kipp M. Nelson                                           0              0             0               0
Leslie S. Nelson                                         0              0             0               0
Robin Neustein                                           0              0             0               0
Claire M. Ngo                                            0              0             0               0
Duncan L. Niederauer                                     0              0             0               0
Theodore E. Niedermayer            USA/France            0              0             0               0
Erik F. Nielsen                     Denmark              0              0             0               0
Hideya Niimi                         Japan               0              0             0               0
Susan M. Noble                         UK                0              0             0               0
Markus J. Noe-Nordberg              Austria              0              0             0               0
Suok J. Noh                                              0              0             0               0
David J. Nolan                     Australia             0              0             0               0
Suzanne M. Nora Johnson                                  0              0             0               0
Christopher K. Norton                                    0              0             0               0
Craig J. Nossel                 USA/South Africa         0              0             0               0
Anthony J. Noto                                          0              0             0               0
Michael E. Novogratz                                     0              0             0               0
Jay S. Nydick                                            0              0             0               0
Katherine K. Oakley                                      0              0             0               0
Eric M. Oberg                                            0              0             0               0
Alok Oberoi                          India               0         10,000(15)         0          10,000(15)
Gavin G. O'Connor                                        0              0             0               0
Fergal J. O'Driscoll                Ireland              0              0             0               0
L. Peter O'Hagan                     Canada              0              0             0               0
Terence J. O'Neill                     UK                0              0             0               0
Timothy J. O'Neill                                       0              0             0               0
Richard T. Ong                      Malaysia             0              0             0               0
Taneki Ono                           Japan               0              0             0               0
Donald C. Opatrny, Jr.                                   0              0             0               0
Peter C. Oppenheimer                   UK                0              0             0               0
Daniel P. Opperman                                       0              0             0               0

---------------------------
(15)     Shared with family members.

                                                       ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                     ITEM 6             SOLE         SHARED          SOLE           SHARED
                                  CITIZENSHIP          VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                 (UNITED STATES       POWER OF      POWER OF       POWER OF        POWER OF
          ITEM 1                UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES         SHARES          SHARES
---------------------------    ------------------    ---------      ---------    -----------     -----------
Daniel B. O'Rourke                                       0              0             0               0
Roderick S. Orr                        UK                0              0             0               0
Calum M. Osborne                       UK                0              0             0               0
Robert J. O'Shea                                         0              0             0               0
Joel D. Ospa                                             0              0             0               0
Greg M. Ostroff                                          0              0             0               0
Nigel M. O'Sullivan                    UK                0              0             0               0
James B. Otness                                          0              0             0               0
Terence M. O'Toole                                       0              0             0               0
Brett R. Overacker                                       0              0             0               0
Todd G. Owens                                            0              0             0               0
Fumiko Ozawa                         Japan               0              0             0               0
Robert J. Pace                                           0              0             0               0
Robert W. Pack                         UK                0              0             0               0
Helen Paleno                                             0              0             0               0
Gregory K. Palm                                          0              0             0               0
Bryant F. Pantano                                        0              0             0               0
Massimo Pappone                      Italy               0              0             0               0
James R. Paradise                      UK                0              0             0               0
Lisa L. Parisi                                           0              0             0               0
Simon Y. Park                                            0              0             0               0
Geoffrey M. Parker                                       0              0             0               0
Archie W. Parnell                                      100            100(16)       100             100(16)
Simon C. Parry-Wingfield               UK                0              0             0               0
Ketan J. Patel                         UK                0              0             0               0
Sheila H. Patel                                          0              0             0               0
Douglas S. Patterson                                     0              0             0               0
Henry M. Paulson, Jr.                                    0              0             0               0
Arthur J. Peponis                                      288              0           288               0
David E. Perlin                                          0              0             0               0
John M. Perlowski                                        0              0             0               0
David B. Philip                                          0              0             0               0
Todd J. Phillips                                         0              0             0               0
Stephen R. Pierce                                        0              0             0               0
Philip J. Pifer                                          0              0             0               0
Steven M. Pinkos                                         0              0             0               0
Scott M. Pinkus                                          0              0             0               0
Timothy C. Plaut                    Germany              0              0             0               0
Carol V. Pledger                       UK                0              0             0               0
Andrea Ponti                       Italy/USA             0              0             0               0
Ellen R. Porges                                          0              0             0               0
Wiet H.M. Pot                   The Netherlands          0              0             0               0
Michael J. Poulter                     UK                0              0             0               0
John J. Powers                                           0              0             0               0
Richard H. Powers                                        0              0             0               0
Gilberto Pozzi                       Italy               0              0             0               0
Alberto Pravettoni                   Italy               0              0             0               0

---------------------------
(16)     Shared with family members.

                                                             ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                            ITEM 6            SOLE          SHARED         SOLE           SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES      POWER OF       POWER OF      POWER OF         POWER OF
              ITEM 1                   UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES         SHARES          SHARES
--------------------------------      -----------------     ---------     ----------    -----------     -----------
Michael A. Price                                                0              0             0               0
Scott S. Prince                                                 0              0             0               0
Anthony J. Principato                                          49              0            49               0
Steven D. Pruett                                                0              0             0               0
Andrew F. Pyne                                                  0              0             0               0
Kevin A. Quinn                                                  0              0             0               0
Stephen D. Quinn                                                0              0             0               0
William M. Quinn                                                0              0             0               0
B. Andrew Rabin                                                 0              0             0               0
Jean Raby                                   Canada              0              0             0               0
John J. Rafter                             Ireland              0              0             0               0
Jonathan C. Raleigh                                             0              0             0               0
Dioscoro-Roy I. Ramos                    Philippines            0              0             0               0
Charlotte P. Ransom                           UK                0              0             0               0
Michael G. Rantz                                                0              0             0               0
Krishna S. Rao                              India               0              0             0               0
Philip A. Raper                               UK                0              0             0               0
Alan M. Rapfogel                                                0              0             0               0
Sandy C. Rattray                              UK                0              0             0               0
Joseph Ravitch                                                  0              0             0               0
Sara E. Recktenwald                                             0              0             0               0
Girish V. Reddy                                                 0              0             0               0
Nicholas T. Reid                              UK                0              0             0               0
David Reilly                                  UK                0              0             0               0
Gene Reilly                                                     0              0             0               0
Arthur J. Reimers III                                           0              0             0               0
Filip A. Rensky                                                 0              0             0               0
Jeffrey A. Resnick                                              0              0             0               0
Richard J. Revell                             UK                0              0             0               0
Peter Richards                                UK                0              0             0               0
Jean-Manuel Richier                         France              0              0             0               0
Michael J. Richman                                              0              0             0               0
Thomas S. Riggs III                                             0              0             0               0
James P. Riley, Jr.                                             0              0             0               0
Kirk L. Rimer                                                   0              0             0               0
Kimberly E. Ritrievi                                            0              0             0               0
Louisa G. Ritter                                                0              0             0               0
Paul M. Roberts                               UK                0              0             0               0
Richard T. Roberts                                              7              0             7               0
William M. Roberts                                              0              0             0               0
Simon M. Robertson                            UK                0              0             0               0
Juliet A. Robinson                            UK                0              0             0               0
Nigel C. B. Robinson                          UK                0              0             0               0
Normann G. Roesch                          Germany              0              0             0               0
Marina L. Roesler                         USA/Brazil            0              0             0               0
James H. Rogan                                                  0              0             0               0
J. David Rogers                                                 0            200(17)         0             200(17)

----------------
(17)     Shared with family members.

                                                             ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                            ITEM 6            SOLE          SHARED         SOLE           SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES      POWER OF       POWER OF      POWER OF         POWER OF
              ITEM 1                   UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES         SHARES          SHARES
--------------------------------      -----------------     ---------     ----------    -----------     -----------
John F. W. Rogers                                               0              0             0               0
Emmanuel Roman                              France              0              0             0               0
Eileen P. Rominger                                              0              0             0               0
Andrew A. Root                              Canada              0              0             0               0
Pamela P. Root                                                  0              0             0               0
Clifton P. Rose                        New Zealand/USA          0              0             0               0
Ralph F. Rosenberg                                              0              0             0               0
David J. Rosenblum                                              0              0             0               0
Jacob D. Rosengarten                                            0              0             0               0
Richard J. Rosenstein                                           0              0             0               0
Ivan Ross                                                       0              0             0               0
Lisa A. Rotenberg                                               0              0             0               0
Marc A. Rothenberg                                              0              0             0               0
Stuart M. Rothenberg                                            0              0             0               0
Michael S. Rotter                                               0              0             0               0
Thomas A. Roupe                                                 0              0             0               0
Michael S. Rubinoff                                             0              0             0               0
Paul M. Russo                                                   0              0             0               0
John P. Rustum                           Ireland/USA            0              0             0               0
Richard M. Ruzika                                               0              0             0               0
David C. Ryan                                                   0              0             0               0
David M. Ryan                             Australia             0              0             0               0
Jeri Lynn Ryan                                                  0              0             0               0
John C. Ryan                                                    0              0             0               0
John J. Ryan                                                    0              0             0               0
Michael D. Ryan                                                 0              0             0               0
Pamela S. Ryan                                                  0          1,000             0           1,000
Katsunori Sago                              Japan               0              0             0               0
Pablo J. Salame                            Ecuador              0              0             0               0
Roy J. Salameh                                                  0              0             0               0
J. Michael Sanders                                              0              0             0               0
Allen Sangines-Krause                       Mexico            212              0           212               0
Richard A. Sapp                                                 0              0             0               0
Neil I. Sarnak                                                  0              0             0               0
Joseph Sassoon                              Israel              0              0             0               0
Atsuko Sato                                 Japan               0              0             0               0
Tsutomu Sato                                Japan             240              0           240               0
Muneer A. Satter                                                0              0             0               0
Marc P. Savini                                                  0              0             0               0
Jonathan S. Savitz                                              0              0             0               0
Peter Savitz                                                    0              0             0               0
James E. Sawtell                              UK                0              0             0               0
Josephine Scesney                                               0              0             0               0
Paul S. Schapira                            Italy               0              0             0               0
P. Sheridan Schechner                                       1,000              0         1,000               0
Marcus Schenck                             Germany              0              0             0               0
Susan J. Scher                                                  0              0             0               0
Gary B. Schermerhorn                                            0              0             0               0
Stephen M. Scherr                                               0              0             0               0
Clare R. Scherrer                                               0              0             0               0

                                                             ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                            ITEM 6            SOLE          SHARED         SOLE           SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES      POWER OF       POWER OF      POWER OF         POWER OF
              ITEM 1                   UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES         SHARES          SHARES
--------------------------------      -----------------     ---------     ----------    -----------     -----------
Howard B. Schiller                                              0              0             0               0
Erich P. Schlaikjer                                             0              0             0               0
Daniel Schmitz                             Germany              0              0             0               0
Vivian C. Schneck-Last                                          0              0             0               0
Jeffrey W. Schroeder                                            0              0             0               0
Matthew L. Schroeder                                            0              0             0               0
Antoine Schwartz                            France              0              0             0               0
Eric S. Schwartz                                                0              0             0               0
Harvey M. Schwartz                                              0              0             0               0
Mark Schwartz                                                   0              0             0               0
Thomas M. Schwartz                                              0          1,900(18)         0           1,900(18)
Steven M. Scopellite                                            0              0             0               0
David J. Scudellari                                             0              0             0               0
John A. Sebastian                                               0              0             0               0
Peter A. Seccia                                                 0              0             0               0
Charles B. Seelig, Jr.                                          0              0             0               0
Peter A. Seibold                                                0              0             0               0
Karen D. Seitz                                                  0              0             0               0
Peter D. Selman                               UK                0              0             0               0
Anik Sen                                      UK                0              0             0               0
Randolph Sesson, Jr.                                            0              0             0               0
Steven M. Shafran                                               0              0             0               0
Lisa M. Shalett                                                 0              0             0               0
Richard S. Sharp                              UK                0              0             0               0
John P. Shaughnessy                                             0              0             0               0
Daniel M. Shefter                                               0              0             0               0
David G. Shell                                                  0              0             0               0
Heather K. Shemilt                          Canada              0              0             0               0
James M. Sheridan                                               0              0             0               0
Richard G. Sherlund                                             0              0             0               0
Michael S. Sherwood                           UK                0              0             0               0
Masaru Shibata                              Japan               0              0             0               0
David A. Shiffman                                               0              0             0               0
Kunihiko Shiohara                           Japan               0              0             0               0
Abraham Shua                                                    0              0             0               0
Susan E. Sidd                                                   0              0             0               0
Michael H. Siegel                                               0              0             0               0
Leslie C. Sillcox                                               0              0             0               0
Ralph J. Silva                                                  0              0             0               0
Harry Silver                                                    0              0             0               0
Howard A. Silverstein                                           0              0             0               0
Gavin Simms                                   UK                0              0             0               0
Victor R. Simone, Jr.                                           0              0             0               0
David T. Simons                                                 0              0             0               0
Christine A. Simpson                                            0              0             0               0
David A. Simpson                              UK                0              0             0               0
Dinakar Singh                                                   0              0             0               0
Ravi M. Singh                                                   0              0             0               0

-----------------
(18)     Shared with family members.

                                                             ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                            ITEM 6            SOLE          SHARED         SOLE           SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES      POWER OF       POWER OF      POWER OF         POWER OF
              ITEM 1                   UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES         SHARES          SHARES
--------------------------------      -----------------     ---------     ----------    -----------     -----------
Ravi Sinha                                India/USA             0              0             0               0
Edward M. Siskind                                               0              0             0               0
Christian J. Siva-Jothy                       UK                0              0             0               0
Mark F. Slaughter                                               0              0             0               0
Guy C. Slimmon                                UK                0              0             0               0
Jeffrey S. Sloan                                                0              0             0               0
Linda J. Slotnick                                               0              0             0               0
Cody J. Smith                                                   0          1,000(19)         0           1,000(19)
Derek S. Smith                                                  0              0             0               0
Michael M. Smith                                                0              0             0               0
Sarah E. Smith                                UK                0              0             0               0
Trevor A. Smith                               UK                0              0             0               0
John E. Smollen                                                 0              0             0               0
Jonathan S. Sobel                                               0              0             0               0
David M. Solomon                                                0              0             0               0
Judah C. Sommer                                                 0              0             0               0
Chong Hon Andrew Song                                           0              0             0               0
Theodore T. Sotir                                               0              0             0               0
Sergio E. Sotolongo                                             0              0             0               0
Vickrie C. South                                                0              0             0               0
Daniel L. Sparks                                                0              0             0               0
Nicholas J. Spencer                           UK                0              0             0               0
Claudia Spiess                           Switzerland            0              0             0               0
Marc A. Spilker                                                 0              0             0               0
Howard Q. Spooner                             UK                0              0             0               0
Joseph F. Squeri                                                0              0             0               0
Alec P. Stais                                                   0              0             0               0
Christoph W. Stanger                       Austria              0              0             0               0
Daniel W. Stanton                                               0              0             0               0
Keith G. Starkey                              UK                0              0             0               0
Esta E. Stecher                                                 0              0             0               0
Cathrine Steck                                                  0              0             0               0
Fredric E. Steck                                                0              0             0               0
Robert K. Steel                                                 0              0             0               0
Jean-Michel Steg                            France              0              0             0               0
Laurence Stein                           South Africa           0              0             0               0
Joseph P. Stevens                                               0              0             0               0
Chase O. Stevenson                                              0              0             0               0
Richard J. Stingi                                               0              0             0               0
Raymond S. Stolz                                                0              0             0               0
Timothy T. Storey                           Canada              0              0             0               0
George C. Strachan                                              0              0             0               0
Patrick M. Street                             UK                0              0             0               0
Raymond B. Strong, III                                          0              0             0               0
Steven H. Strongin                                              0              0             0               0
Nobumichi Sugiyama                          Japan               0              0             0               0
Christopher P. Sullivan                  USA/Ireland            0              0             0               0

-------------
(19)     Shared with family members.

                                                             ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                            ITEM 6            SOLE          SHARED         SOLE           SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES      POWER OF       POWER OF      POWER OF         POWER OF
              ITEM 1                   UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES         SHARES          SHARES
--------------------------------      -----------------     ---------     ----------    -----------     -----------
Patrick Sullivan                                                0              0             0               0
Johannes R. Sulzberger                     Austria              0              0             0               0
Hsueh J. Sung                               Taiwan              0              0             0               0
Howard B. Surloff                                               0              0             0               0
Richard J. Sussman                                              0              0             0               0
Peter D. Sutherland S.C.                   Ireland              0              0             0               0
Watanan Suthiwartnarueput                  Thailand             0              0             0               0
Gary J. Sveva                                                   0              0             0               0
Eric S. Swanson                                                 0              0             0               0
Gene T. Sykes                                                   0              0             0               0
Morgan C. Sze                                                   0              0             0               0
Shahriar Tadjbakhsh                                             0              0             0               0
Kunio Tahara                                Japan               0              0             0               0
Thomas P. Takacs                                              961              0           961               0
Ronald K. Tanemura                          UK/USA              0              0             0               0
Kui F. Tang                              China (PRC)            0              0             0               0
Caroline H. Taylor                            UK                0              0             0               0
Greg W. Tebbe                                                   0              0             0               0
Roland W. Tegeder                          Germany              0              0             0               0
Thomas D. Teles                                                 0              0             0               0
David H. Tenney                                                 0              0             0               0
Mark R. Tercek                                                  0              0             0               0
Donald F. Textor                                                0              0             0               0
John L. Thornton                                                0              0             0               0
Stephen M. Thurer                                               0              0             0               0
Nicolas F. Tiffou                           France              0              0             0               0
Jason A. Tilroe                                                 0              0             0               0
Elena B. Titova                       Russian Federation        0              0             0               0
Daisuke Toki                                Japan               0              0             0               0
Peter K. Tomozawa                                               0              0             0               0
Massimo Tononi                              Italy               0              0             0               0
Brian J. Toolan                                                 0              0             0               0
Serena Torielli                             Italy               0              0             0               0
John R. Tormondsen                                              0              0             0               0
Frederick Towfigh                                               0              0             0               0
John L. Townsend III                                            0              0             0               0
Mark J. Tracey                                UK                0              0             0               0
Stephen S. Trevor                                               0              0             0               0
Byron D. Trott                                                  0              0             0               0
Michael A. Troy                                                 0              0             0               0
Daniel Truell                                 UK                0              0             0               0
Donald J. Truesdale                                             0              0             0               0
Irene Y. Tse                              Hong Kong             0              0             0               0
Robert B. Tudor III                                             0              0             0               0
Thomas E. Tuft                                                  0              0             0               0
John Tumilty                                  UK                0              0             0               0
Barry S. Turkanis                                               0              0             0               0
Malcolm B. Turnbull                       Australia             0              0             0               0
Christopher H. Turner                                           0              0             0               0

                                                             ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                            ITEM 6            SOLE          SHARED         SOLE           SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES      POWER OF       POWER OF      POWER OF         POWER OF
              ITEM 1                   UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES         SHARES          SHARES
--------------------------------      -----------------     ---------     ----------    -----------     -----------
Gareth N. Turner                            Canada              0              0             0               0
Greg A. Tusar                                                   0              0             0               0
Eiji Ueda                                   Japan               0              0             0               0
Scott B. Ullem                                                  0              0             0               0
Kaysie P. Uniacke                                               0              0             0               0
Can Uran                                                        0              0             0               0
John E. Urban                                                   0              0             0               0
Lucas van Praag                               UK                0              0             0               0
Hugo H. Van Vredenburch                The Netherlands          0              0             0               0
Frederick G. Van Zijl                                           0              0             0               0
Lee G. Vance                                                    0              0             0               0
Ashok Varadhan                                                  0              0             0               0
Corrado P. Varoli                           Canada              0              0             0               0
John J. Vaske                                                   0              0             0               0
Philip J. Venables                            UK                0              0             0               0
Robin A. Vince                                UK                0              0             0               0
David A. Viniar                                                 0              0             0               0
Andrea A. Vittorelli                        Italy               0              0             0               0
Alejandro Vollbrechthausen                  Mexico              0              0             0               0
Barry S. Volpert                                               20              0            20               0
Casper W. Von Koskull                      Finland              0              0             0               0
David H. Voon                                                   0              0             0               0
Robert T. Wagner                                                0              0             0               0
John E. Waldron                                                 0              0             0               0
George H. Walker IV                                             0             10(20)         0              10(20)
Joann B. Walker                                                 0              0             0               0
Thomas B. Walker III                                            0              0             0               0
Robert P. Wall                                                  0              0             0               0
Steven A. Wallace                             UK                0              0             0               0
Berent A. Wallendahl                        Norway              0              0             0               0
David R. Walton                               UK                0              0             0               0
Hsueh-Ming Wang                                                 0              0             0               0
Theodore T. Wang                         China (PRC)            0              0             0               0
Patrick J. Ward                                                 0              0             0               0
Michael W. Warren                             UK                0              0             0               0
Peter J. Warren                               UK                0              0             0               0
Haruko Watanuki                             Japan               0              0             0               0
Jerry T. Wattenberg                                             0              0             0               0
Mark K. Weeks                                 UK                0              0             0               0
David M. Weil                                                   0              0             0               0
Theodor Weimer                             Germany              0              0             0               0
John S. Weinberg                                                0              0             0               0
Peter A. Weinberg                                               0              0             0               0
Gregg S. Weinstein                                              0              0             0               0
Scott R. Weinstein                                              0              0             0               0
Mark S. Weiss                                                   0              0             0               0
Richard A. Weissmann                                            0              0             0               0

--------------
(20)     Shared with family members.

                                                             ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                            ITEM 6            SOLE          SHARED         SOLE           SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES      POWER OF       POWER OF      POWER OF         POWER OF
              ITEM 1                   UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES         SHARES          SHARES
--------------------------------      -----------------     ---------     ----------    -----------     -----------
George W. Wellde, Jr.                                           0              0             0               0
Christopher S. Wendel                                           0              0             0               0
Martin M. Werner                            Mexico              0              0             0               0
Richard T. Wertz                                                0              0             0               0
Lance N. West                                                   0              0             0               0
Matthew Westerman                             UK                0              0             0               0
Barbara A. White                                                0              0             0               0
Eileen M. White                                                 0              0             0               0
Melanie J. White                              UK                0              0             0               0
William Wicker                                                  0              0             0               0
A. Carver Wickman                                               0              0             0               0
Elisha Wiesel                                                   0              0             0               0
C. Howard Wietschner                                            0              0             0               0
David D. Wildermuth                                             0              0             0               0
Edward R. Wilkinson                                            83              0            83               0
Kevin L. Willens                                                0              0             0               0
Susan A. Willetts                                               0              0             0               0
Anthony G. Williams                           UK                0              0             0               0
Christopher G. Williams                       UK                0              0             0               0
Gary W. Williams                                                0              0             0               0
Meurig R. Williams                            UK                0              0             0               0
Todd A. Williams                                               90              0            90               0
John S. Willian                                                 0              0             0               0
Kenneth W. Willman                                              0              0             0               0
Keith R. Wills                                UK                0              0             0               0
Deborah B. Wilkens                       Germany/USA            0              0             0               0
Andrew F. Wilson                         New Zealand            0              0             0               0
Kendrick R. Wilson III                                          0              0             0               0
Kurt D. Winkelmann                                              0              0             0               0
Jon Winkelried                                                  0              0             0               0
Steven J. Wisch                                                 0              0             0               0
Michael S. Wishart                                              0              0             0               0
Samuel J. Wisnia                            France              0              0             0               0
Richard E. Witten                                               0              0             0               0
Alexander D. Wohl                                               0              0             0               0
William H. Wolf, Jr.                                            0              0             0               0
Melinda B. Wolfe                                                0              0             0               0
Tracy R. Wolstencroft                                           0              0             0               0
Jon A. Woodruf                                                  0              0             0               0
Neil J. Wright                                UK                0              0             0               0
Denise A. Wyllie                              UK                0              0             0               0
Zi Wang Xu                            Canada/China (PRC)        0              0             0               0
Richard A. Yacenda                                              0              0             0               0
Tetsufumi Yamakawa                          Japan               0              0             0               0
Yasuyo Yamazaki                             Japan               0              0             0               0
Anne Yang                                                       0              0             0               0
Danny O. Yee                                                    0              0             0               0
Shinichi Yokote                             Japan               0              0             0               0
Jaime E. Yordan                                                 0              0             0               0

                                                             ITEM 7         ITEM 8        ITEM 9         ITEM 10
                                            ITEM 6            SOLE          SHARED         SOLE           SHARED
                                         CITIZENSHIP         VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                        (UNITED STATES      POWER OF       POWER OF      POWER OF         POWER OF
              ITEM 1                   UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES         SHARES          SHARES
--------------------------------      -----------------     ---------     ----------    -----------     -----------
W. Thomas York, Jr.                                             0              0             0               0
Wassim G. Younan                           Lebanon              0              0             0               0
Paul M. Young                                                   0              0             0               0
William J. Young                                                0              0             0               0
Sanaz Zaimi                                   UK                0              0             0               0
Michael J. Zamkow                                               0             40(21)         0              40(21)
Peter J. Zangari                                                0              0             0               0
Paolo Zannoni                               Italy               0              0             0               0
Yoel Zaoui                                  France              0              0             0               0
Gregory H. Zehner                                               0              0             0               0
Jide J. Zeitlin                                                 0              0             0               0
Gregory Zenna                                                   0              0             0               0
Yi Kevin Zhang                           China (PRC)            0              0             0               0
Joan H. Zief                                                    0              0             0               0
John W. Ziegler                                                 0              0             0               0
Joseph R. Zimmel                                                0              0             0               0
James P. Ziperski                                               0              0             0               0
Barry L. Zubrow                                                 0              0             0               0
Mark A. Zurack                                                  0              0             0               0

Shares held by 78 private                    N/A                0      1,383,973             0       1,383,973
charitable foundations established
by 78 Covered Persons each of
whom is a co-trustee of one or
more of such private charitable
foundations(22)

-----------------
(21)     Shared with family members.

(22) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                               ITEM 6         ITEM 7        ITEM 8         ITEM 9        ITEM 10
                                              PLACE OF         SOLE         SHARED          SOLE         SHARED
                                            ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                             (NEW YORK       POWER OF      POWER OF      POWER OF       POWER OF
                ITEM 1                    UNLESS OTHERWISE   UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS             INDICATED)        SHARES       SHARES        SHARES          SHARES
---------------------------------------   ----------------   ---------     ---------    -----------    -----------
TRUSTS

2002 Avi M. Nash Grantor Retained
     Annuity Trust                                               0             0             0              0
2002 Danny O. Yee Grantor Retained
     Annuity Trust                                               0             0             0              0
2002 Douglas W. Kimmelman Grantor
     Retained Annuity Trust                                      0             0             0              0
2002 James M. Sheridan Grantor
     Retained Annuity Trust                                      0             0             0              0
2002 Mary Ann Casati Grantor Retained
     Annuity Trust                                               0             0             0              0
2002 Scott S. Prince Grantor Retained
     Annuity Trust                                               0             0             0              0
2003 Scott S. Prince Grantor Retained
    Annuity Trust                                                0             0             0              0
2003 Danny O. Yee Grantor Retained
     Annuity Trust                                               0             0             0              0
The Abby Joseph Cohen 2000 Family
    Trust                                                        0             0             0              0
The Abby Joseph Cohen 2002 Annuity
     Trust I                                                     0             0             0              0
The Abby Joseph Cohen 2002 Annuity
     Trust II                                                    0             0             0              0
The Abby Joseph Cohen 2003 Annuity
     Trust I                                                     0             0             0              0
The Abby Joseph Cohen 2003 Annuity
     Trust II                                                    0             0             0              0
The Adina R. Lopatin 2000 Trust                                  0             0             0              0
The Alexander H. Witten 2000 Trust                               0             0             0              0
The Alexander I. Berlinski 2000 Trust                            0             0             0              0
The Alexander Litzenberger Remainder
    Trust                                                        0             0             0              0
The Alexandra D. Steel 2000 Trust
The Alexis Blood 2000 Trust
The Alyssa Blood 2000 Trust                                      0             0             0              0

                                               ITEM 6         ITEM 7        ITEM 8         ITEM 9        ITEM 10
                                              PLACE OF         SOLE         SHARED          SOLE         SHARED
                                            ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                             (NEW YORK       POWER OF      POWER OF      POWER OF       POWER OF
                ITEM 1                    UNLESS OTHERWISE   UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS             INDICATED)        SHARES       SHARES        SHARES          SHARES
---------------------------------------   ----------------   ---------     ---------    -----------    -----------
The Amanda Liann Mead 2000 Trust                                 0             0             0              0
Anahue Trust(23)                              Jersey             0             0             0              0
Andrew L. Fippinger-Millennium
    Trust(24)                                                    0             0             0              0
The Andrew M. Alper 2002 Annuity
     Trust I                                                     0             0             0              0
The Andrew M. Alper 2002 Annuity
    Trust II                                                     0             0             0              0
The Andrew M. Alper 2003 Annuity
    Trust I                                                      0             0             0              0
The Andrew M. Alper 2003 Annuity
    Trust II                                                     0             0             0              0
The Andrew M. Gordon 2000 Family Trust                           0             0             0              0
The Anne R. Witten 2000 Trust                                    0             0             0              0
The Anne Sullivan Wellde 2000 Trust                              0             0             0              0
The Anthony D. Lauto 2000 Family Trust                           0             0             0              0
The Anthony D. Lauto 2002 Annuity
     Trust I                                                     0             0             0              0
The Anthony D. Lauto 2002 Annuity
    Trust II                                                     0             0             0              0
The Anthony D. Lauto 2003 Annuity
    Trust I                                                      0             0             0              0
The Anthony D. Lauto 2003 Annuity
    Trust II                                                     0             0             0              0
The Arthur J. Reimers, III Defective
    Trust 2000                             Connecticut           0             0             0              0
The Avi M. Nash 2000 Family Trust                                0             0             0              0
The Bari Marissa Schwartz 2000 Trust                             0             0             0              0
Barry A. Kaplan 2000 Family Trust                                0             0             0              0
Barry A. Kaplan 2002 GRAT                                        0             0             0              0
Barry A. Kaplan 2003 GRAT                                        0             0             0              0
The Barry L. Zubrow 2000 Family Trust                            0             0             0              0
The Barry L. Zubrow 2002 Annuity
     Trust I                                                     0             0             0              0
The Barry L. Zubrow 2002 Annuity
    Trust II                                                     0             0             0              0
Beller 2002 GRAT                                                 0             0             0              0
Beller 2003 GRAT                                                 0             0             0              0
Beller 2003 Family Trust                                         0             0             0              0

------------------
(23)     Created by Andrew A. Chisholm.

(24)     Created by Ann F. Kaplan.

                                               ITEM 6         ITEM 7        ITEM 8         ITEM 9        ITEM 10
                                              PLACE OF         SOLE         SHARED          SOLE         SHARED
                                            ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                             (NEW YORK       POWER OF      POWER OF      POWER OF       POWER OF
                ITEM 1                    UNLESS OTHERWISE   UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS             INDICATED)        SHARES       SHARES        SHARES          SHARES
---------------------------------------   ----------------   ---------     ---------    -----------    -----------
The Beller/Moses Trust                                           0             0             0              0
The Benjamin H. Sherlund 2000 Trust                              0             0             0              0
The Benjamin Kraus 2000 Trust                                    0             0             0              0
The Bradford C. Koenig 2001 Family
    Trust                                                        0             0             0              0
The Bradford C. Koenig 2002 Annuity
     Trust I                                                     0             0             0              0
The Bradley Abelow Family 2000 Trust                             0             0             0              0
The Brian Patrick Minehan 2001
    Trust(25)                                                    0             0             0              0
The Caceres Novogratz Family Trust                               0             0             0              0
The Carlos A. Cordeiro Trust                                     0             0             0              0
The Charlotte Steel 2000 Trust                                   0             0             0              0
The Charlotte Textor 2000 Trust                                  0             0             0              0
The Christopher A. Cole 2000 Family
    Trust                                                        0             0             0              0
The Christopher A. Cole 2002 Annuity
     Trust I                                                     0             0             0              0
The Christopher A. Cole 2002 Annuity
    Trust II                                                     0             0             0              0
The Christopher A. Cole 2003 Annuity
    Trust I                                                      0             0             0              0
The Christopher A. Cole 2003 Annuity
    Trust II                                                     0             0             0              0
The Christopher K. Norton 2000 Family
    Trust                                                        0             0             0              0
The Christopher Palmisano Remainder
    Trust(26)                                                    0             0             0              0
The Christopher Ryan Tortora 2000
    Trust                                                        0             0             0              0
The Cody J Smith 2000 Family Trust                               0             0             0              0
The Cody J Smith 2002 Annuity Trust I                            0             0             0              0
The Cody J Smith 2002 Annuity Trust II                           0             0             0              0
The Connie K. Duckworth 2000 Family
    Trust                                                        0             0             0              0
Dangui Trust(27)                                                 0             0             0              0
The Daniel Alexander Schwartz 2000
    Trust                                                        0             0             0              0

-----------------
(25)     Created by E. Gerald Corrigan.

(26)     Created by Robert H. Litzenberger.

(27)     Created by Emmanuel Roman.

                                               ITEM 6         ITEM 7        ITEM 8         ITEM 9        ITEM 10
                                              PLACE OF         SOLE         SHARED          SOLE         SHARED
                                            ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                             (NEW YORK       POWER OF      POWER OF      POWER OF       POWER OF
                ITEM 1                    UNLESS OTHERWISE   UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS             INDICATED)        SHARES       SHARES        SHARES          SHARES
---------------------------------------   ----------------   ---------     ---------    -----------    -----------
The Daniel M. Neidich 2002 Annuity
     Trust I                                                     0             0             0              0
The Daniel M. Neidich 2002 Annuity
    Trust II                                                     0             0             0              0
The Daniel M. Neidich 2003 Annuity
    Trust I                                                      0             0             0              0
The Daniel M. Neidich 2003 Annuity
    Trust II                                                     0             0             0              0
The Daniel W. Stanton 2002 Annuity
     Trust I                                                     0             0             0              0
The Daniel W. Stanton 2002 Annuity
    Trust II                                                     0             0             0              0
The Daniel W. Stanton II 2000 Trust                              0             0             0              0
The Danny O. Yee Trust                                           0             0             0              0
The David B. Ford 2002 Annuity Trust
    dtd as of 6/26/2002                    Pennsylvania          0             0             0              0
The David B. Ford 2003 Annuity Trust
    dtd as of 6/26/2003                    Pennsylvania          0             0             0              0
The David B. Heller 2000 Family Trust                            0             0             0              0
The David G. Lambert 2000 Family Trust                           0             0             0              0
The David G. Lambert 2002 Annuity
     Trust I                                                     0             0             0              0
The David G. Lambert 2002 Annuity
    Trust II                                                     0             0             0              0
The David L. Henle 2000 Family Trust                             0             0             0              0
The David L. Henle 2002 Annuity
    Trust I                                                      0             0             0              0
The David L. Henle 2002 Annuity
    Trust II                                                     0             0             0              0
The David L. Henle 2003 Annuity
    Trust I                                                      0             0             0              0
The David L. Henle 2003 Annuity
    Trust II                                                     0             0             0              0
The David M. Baum Family 2000 Trust         New Jersey           0             0             0              0
The David Viniar 2002 Annuity Trust I                            0             0             0              0
The David Viniar 2002 Annuity Trust II                           0             0             0              0
The David Viniar 2003 Annuity Trust I                            0             0             0              0
The David Viniar 2003 Annuity Trust II                           0             0             0              0
The David W. Blood 2002 Annuity
    Trust I                                                      0             0             0              0

                                               ITEM 6         ITEM 7        ITEM 8         ITEM 9        ITEM 10
                                              PLACE OF         SOLE         SHARED          SOLE         SHARED
                                            ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                             (NEW YORK       POWER OF      POWER OF      POWER OF       POWER OF
                ITEM 1                    UNLESS OTHERWISE   UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS             INDICATED)        SHARES       SHARES        SHARES          SHARES
---------------------------------------   ----------------   ---------     ---------    -----------    -----------
The David W. Blood 2002 Annuity
    Trust II                                                     0             0             0              0
The Donald F. Textor 2002 Annuity
     Trust I                                                     0             0             0              0
The Donald F. Textor 2002 Annuity
    Trust II                                                     0             0             0              0
The Donald F. Textor 2003 Annuity
     Trust I                                                     0             0             0              0
The Donald F. Textor 2003 Annuity
     Trust II                                                    0             0             0              0
The Douglas W. Kimmelman Trust                                   0             0             0              0
The E. Gerald Corrigan 2002 Annuity
     Trust I                                                     0             0             0              0
The E. Gerald Corrigan 2003 Annuity
     Trust I                                                     0             0             0              0
The Eaddy Adele Kiernan 2000 Trust                               0             0             0              0
The Edward C. Forst 2000 Family Trust                            0             0             0              0
The Edward C. Forst 2002 Annuity
     Trust I                                                     0             0             0              0
The Edward C. Forst 2002 Annuity
    Trust II                                                     0             0             0              0
The Edward Scott Mead 2001 Annuity
    Trust I                                                      0             0             0              0
The Edward Scott Mead 2002 Annuity
     Trust I                                                     0             0             0              0
The Edward Scott Mead 2002 Annuity
    Trust II                                                     0             0             0              0
The Edward Scott Mead 2003 Annuity
    Trust I                                                      0             0             0              0
The Edward Scott Mead 2003 Annuity
    Trust II                                                     0             0             0              0
Eff Warren Martin 2000 Children's
    Trust                                   California           0             0             0              0
The Elizabeth Anne Corrigan 2000 Trust                           0             0             0              0
The Elizabeth H. Coulson 2000 Trust                              0             0             0              0
The Elizabeth L. Heller 2000 Trust                               0             0             0              0
The Elizabeth Lin Mead 2000 Trust                                0             0             0              0
The Elizabeth M. Stanton 2000 Trust                              0             0             0              0
The Elizabeth Steel 2000 Trust                                   0             0             0              0
The Ellie Dorit Neustein 2000 Trust                              0             0             0              0
The Emily Austen Katz 2000 Trust                                 0             0             0              0
The Emily Stecher 2000 Trust                                     0             0             0              0

                                               ITEM 6         ITEM 7        ITEM 8         ITEM 9        ITEM 10
                                              PLACE OF         SOLE         SHARED          SOLE         SHARED
                                            ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                             (NEW YORK       POWER OF      POWER OF      POWER OF       POWER OF
                ITEM 1                    UNLESS OTHERWISE   UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS             INDICATED)        SHARES       SHARES        SHARES          SHARES
---------------------------------------   ----------------   ---------     ---------    -----------    -----------
The Emma M.L. Mead 2000 Trust                                    0             0             0              0
The Eric Fithian 2000 Trust(28)                                  0             0             0              0
The Erin Marie Tormondsen 2000 Trust                             0             0             0              0
The Esta Eiger Stecher 2002 Annuity
     Trust I                                                     0             0             0              0
The Esta Eiger Stecher 2002 Annuity
    Trust II                                                     0             0             0              0
The Esta Eiger Stecher 2003 Annuity
     Trust I                                                     0             0             0              0
The Esta Eiger Stecher 2003 Annuity
     Trust II                                                    0             0             0              0
The Evans Trust(29)                                              0             0             0              0
The Francis J. Ingrassia 2000 Family
    Trust                                                        0             0             0              0
The Francis J. Ingrassia 2002 Annuity
     Trust I                                                     0             0             0              0
The Francis J. Ingrassia 2002 Annuity
     Trust II                                                    0             0             0              0
The Frank L. Coulson III 2000 Trust                              0             0             0              0
The Fredric E. Steck 2000 Family Trust                           0             0             0              0
The Fredric E. Steck 2002 Annuity
     Trust I                                                     0             0             0              0
The Fredric E. Steck 2002 Annuity
    Trust II                                                     0             0             0              0
The Fredric E. Steck 2003 Annuity
     Trust I                                                     0             0             0              0
The Fredric E. Steck 2003 Annuity
     Trust II                                                    0             0             0              0
Gary D. Cohn 2000 Family Trust                                   0             0             0              0
The Gary W. Williams 2001 Trust                                  0             0             0              0
The Gene Tiger Sykes 2001 Family Trust                           0             0             0              0
The Gene Tiger Sykes 2002 Annuity
     Trust I                                                     0             0             0              0
The Gene Tiger Sykes 2002 Annuity
    Trust II                                                     0             0             0              0
The Gene Tiger Sykes 2003 Annuity
     Trust I                                                     0             0             0              0
The Gene Tiger Sykes 2003 Annuity
     Trust II                                                    0             0             0              0
The Geoffrey T. Grant 2000 Family
    Trust                                                        0             0             0              0
The George H. Walker 2000 Family Trust                           0             0             0              0

---------------
(28)     Created by David A. Viniar.

(29)     Created by W. Mark Evans.

                                               ITEM 6         ITEM 7        ITEM 8         ITEM 9        ITEM 10
                                              PLACE OF         SOLE         SHARED          SOLE         SHARED
                                            ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                             (NEW YORK       POWER OF      POWER OF      POWER OF       POWER OF
                ITEM 1                    UNLESS OTHERWISE   UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS             INDICATED)        SHARES       SHARES        SHARES          SHARES
---------------------------------------   ----------------   ---------     ---------    -----------    -----------
The George H. Walker 2002 Annuity
     Trust I                                                     0             0             0              0
The George H. Walker 2002 Annuity
    Trust II                                                     0             0             0              0
The George W. Wellde, Jr. 2002
     Annuity Trust I                                             0             0             0              0
The George W. Wellde, Jr. 2002
     Annuity Trust II                                            0             0             0              0
The George William Wellde III 2000
     Trust                                                       0             0             0              0
Ghez 2000 GRAT                                                   0             0             0              0
Ghez 2000 Non-GST-Exempt Trust                                   0             0             0              0
The Girish V. Reddy 2001 Trust                                   0             0             0              0
The Girish V. Reddy Trust                                        0             0             0              0
The Goldenberg 2000 Family Trust                                 0             0             0              0
The Greg M. Ostroff 2000 Family Trust                            0             0             0              0
The Gregory D. Cohen 2000 Trust                                  0             0             0              0
The Gregory H. Zehner 2000 Family
    Trust                                                        0             0             0              0
The Gregory K. Palm 2000 Family Trust                            0             0             0              0
The Gregory K. Palm 2002 Annuity
     Trust I                                                     0             0             0              0
The Gregory K. Palm 2002 Annuity
    Trust II                                                     0             0             0              0
The Gregory K. Palm 2003 Annuity
     Trust I                                                     0             0             0              0
The Gregory K. Palm 2003 Annuity
     Trust II                                                    0             0             0              0
The Guapulo Trust(30)                         Jersey             0             0             0              0
The Howard A. Silverstein 2000 Family
    Trust                                                        0             0             0              0
The Howard A. Silverstein 2002
     Annuity Trust I                                             0             0             0              0
The Howard A. Silverstein 2002
    Annuity Trust II                                             0             0             0              0
The Howard A. Silverstein 2003
     Annuity Trust I                                             0             0             0              0
The Howard A. Silverstein 2003
     Annuity Trust II                                            0             0             0              0
The Isabelle M.L. Mead 2000 Trust                                0             0             0              0
The J. David Rogers 2002 Annuity
     Trust I                                                     0             0             0              0

---------------
(30)     Created by Erland S. Karlsson.

                                               ITEM 6         ITEM 7        ITEM 8         ITEM 9        ITEM 10
                                              PLACE OF         SOLE         SHARED          SOLE         SHARED
                                            ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                             (NEW YORK       POWER OF      POWER OF      POWER OF       POWER OF
                ITEM 1                    UNLESS OTHERWISE   UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS             INDICATED)        SHARES       SHARES        SHARES          SHARES
---------------------------------------   ----------------   ---------     ---------    -----------    -----------
The J. David Rogers 2002 Annuity
    Trust II                                                     0             0             0              0
The J. David Rogers 2003 Annuity
     Trust I                                                     0             0             0              0
The J. David Rogers 2003 Annuity
     Trust II                                                    0             0             0              0
The James Alexander Mead 2000 Trust                              0             0             0              0
The James M. Sheridan Shares Trust                               0             0             0              0
The James M. Sheridan Trust                                      0             0             0              0
The James Nicholas Katz 2000 Trust                               0             0             0              0
James P. Riley, Jr. 2000 Family Trust                            0             0             0              0
The James P. Riley, Jr. 2002 Family
     GST Trust                                                   0             0             0              0
The Jason Kraus 2000 Trust                      UK               0             0             0              0
The Jason William Tortora 2000 Trust                             0             0             0              0
The Jeffrey D. Witten 2000 Trust                                 0             0             0              0
The Jennifer Lauren Alper 2000 Trust                             0             0             0              0
JG 2000 Trust(31)                                                0             0             0              0
JG 2000 Trust (continuing trust)(31)                             0             0             0              0
JG 2002 GRAT(31)                                                 0             0             0              0
JG 2003 GRAT(31)                                                 0             0             0              0
JG 2003 Family Trust(31)                                         0             0             0              0
The John J. Powers 2000 Family Trust                             0             0             0              0
The John O. Downing 2000 Family Trust                            0             0             0              0
The John O. Downing 2002 Annuity
     Trust I                                                     0             0             0              0
The John O. Downing 2002 Annuity
    Trust II                                                     0             0             0              0
The John O. Downing 2003 Annuity
    Trust I                                                      0             0             0              0
The John P. Curtin, Jr. 2000 Family
    Trust                                                        0             0             0              0
The John P. Curtin, Jr. 2001 Annuity
    Trust I                                                      0             0             0              0
The John R. Tormondsen 2002 Annuity
     Trust I                                                     0             0             0              0
The John R. Tormondsen 2002 Annuity
    Trust II                                                     0             0             0              0

--------------
(31)     Created by Jacob D. Goldfield.

                                               ITEM 6         ITEM 7        ITEM 8         ITEM 9        ITEM 10
                                              PLACE OF         SOLE         SHARED          SOLE         SHARED
                                            ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                             (NEW YORK       POWER OF      POWER OF      POWER OF       POWER OF
                ITEM 1                    UNLESS OTHERWISE   UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS             INDICATED)        SHARES       SHARES        SHARES          SHARES
---------------------------------------   ----------------   ---------     ---------    -----------    -----------
The John R. Tormondsen 2003 Annuity
     Trust I                                                     0             0             0              0
The John R. Tormondsen 2003 Annuity
     Trust II                                                    0             0             0              0
The John R. Tormondsen, Jr. 2000 Trust                           0             0             0              0
The John S. Weinberg 2000 Family Trust                           0             0             0              0
The John S. Weinberg 2002 Annuity
     Trust I                                                     0             0             0              0
The John S. Weinberg 2002 Annuity
    Trust II                                                     0             0             0              0
The John S. Weinberg 2003 Annuity
     Trust I                                                     0             0             0              0
The John S. Weinberg 2003 Annuity
     Trust II                                                    0             0             0              0
The Jon R. Aisbitt Trust                      Jersey             0             0             0              0
The Jonathan G. Neidich 2000 Trust                               0             0             0              0
The Jonathan L. Cohen 2002 Annuity
     Trust I                                                     0             0             0              0
The Jonathan M. Lopatin 2002 Annuity
    Trust I                                                      0             0             0              0
The Jonathan M. Lopatin 2002 Annuity
     Trust II                                                    0             0             0              0
The Jordan Viniar 2000 Trust                                     0             0             0              0
The Joseph Della Rosa 2000 Family
    Trust                                                        0             0             0              0
The Joseph Della Rosa 2002 Annuity
     Trust I                                                     0             0             0              0
The Joseph Della Rosa 2002 Annuity
    Trust II                                                     0             0             0              0
The Joseph H. Gleberman 2000 Family
    Trust                                                        0             0             0              0
The Joseph H. Gleberman 2002 Annuity
    Trust I                                                      0             0             0              0
The Karen Barlow Corrigan 2000 Trust                             0             0             0              0
The Karen Rebecca Alper 2000 Trust                               0             0             0              0
The Karsten Moller & Barbara
    Kahn-Moller Trust                         Jersey             0             0             0              0
The Katherine A. M. Stanton 2000 Trust                           0             0             0              0
The Katheryn C. Coulson 2000 Trust                               0             0             0              0
The Kathryn Margaret Wellde 2000 Trust                           0             0             0              0

                                               ITEM 6         ITEM 7        ITEM 8         ITEM 9        ITEM 10
                                              PLACE OF         SOLE         SHARED          SOLE         SHARED
                                            ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                             (NEW YORK       POWER OF      POWER OF      POWER OF       POWER OF
                ITEM 1                    UNLESS OTHERWISE   UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS             INDICATED)        SHARES       SHARES        SHARES          SHARES
---------------------------------------   ----------------   ---------     ---------    -----------    -----------
The Kelsey Fithian 2000 Trust(32)                                0             0             0              0
The Kenneth Litzenberger Remainder
    Trust                                                        0             0             0              0
The Kevin W. Kennedy 2000 Family Trust                           0             0             0              0
The Kevin W. Kennedy 2001 Siblings
    Trust                                                        0             0             0              0
The Kevin W. Kennedy 2002 Annuity
     Trust I                                                     0             0             0              0
The Kevin W. Kennedy 2002 Annuity
     Trust II                                                    0             0             0              0
The Kevin W. Kennedy 2002 Annuity
    Trust III                                                    0             0             0              0
The Kevin W. Kennedy 2003 Annuity
    Trust I                                                      0             0             0              0
The Kevin W. Kennedy 2003 Annuity
    Trust II                                                     0             0             0              0
The Kevin W. Kennedy 2003 Annuity
    Trust III                                                    0             0             0              0
The Kimberly Lynn Macaione 2000
    Trust(33)                                                    0             0             0              0
The Kimberly R. Textor 2000 Trust                                0             0             0              0
The Kipp M. Nelson Trust                                         0             0             0              0
The Kuala Trust(34)                           Jersey             0             0             0              0
The Kyle F. Textor 2000 Trust
The Lauren Schiller 2000 Trust                                   0             0             0              0
The Lawrence R. Buchalter 2000 Family
     Trust                                                       0             0             0              0
Lawrence R. Buchalter 2002 Annuity
    Trust I                                                      0             0             0              0
The Lawrence R. Buchalter 2002
    Annuity Trust II                                             0             0             0              0
The Lee G. Vance 2000 Family Trust                               0             0             0              0
The Lee G. Vance 2002 Annuity Trust I                            0             0             0              0
The Leslie C. Sillcox 2003 Annuity
     Trust I                                                     0             0             0              0
The Leslie C. Sillcox 2003 Annuity
     Trust II                                                    0             0             0              0
The Leslie C. Tortora 2002 Annuity
     Trust I                                                     0             0             0              0
The Leslie C. Tortora 2002 Annuity
    Trust II                                                     0             0             0              0

---------------------
(32)     Created by David A. Viniar.

(33)     Created by Frank L. Coulson, Jr.

(34)     Created by Sylvain M. Hefes.

                                               ITEM 6         ITEM 7        ITEM 8         ITEM 9        ITEM 10
                                              PLACE OF         SOLE         SHARED          SOLE         SHARED
                                            ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                             (NEW YORK       POWER OF      POWER OF      POWER OF       POWER OF
                ITEM 1                    UNLESS OTHERWISE   UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS             INDICATED)        SHARES       SHARES        SHARES          SHARES
---------------------------------------   ----------------   ---------     ---------    -----------    -----------
Lloyd C. Blankfein 2000 Family Trust                             0             0             0              0
The Lloyd C. Blankfein 2002 Annuity
    Trust I                                                      0             0             0              0
The Louise Rice Townsend 2000 Trust                              0             0             0              0
M. Roch Hillenbrand Trust f/b/o C.
    Justin Hillenbrand                      New Jersey           0             0             0              0
M. Roch Hillenbrand Trust f/b/o Molly
    D. Hillenbrand                          New Jersey           0             0             0              0
The Mallory G. Neidich 2000 Trust                                0             0             0              0
The Marc A. Spilker 2000 Family Trust                            0             0             0              0
The Mark A. Zurack 2000 Family Trust                             0             0             0              0
The Mark A. Zurack 2000 Issue Trust                              0             0             0              0
The Mark A. Zurack 2002 Annuity
    Trust I                                                      0             0             0              0
The Mark A. Zurack 2002 Annuity Trust
    II                                                           0             0             0              0
The Mark A. Zurack 2003 Annuity
    Trust I                                                      0             0             0              0
Mark Dehnert Living Trust                    Illinois            0             0             0              0
The Mark Tercek 2000 Family Trust                                0             0             0              0
The Mark Tercek 2002 Annuity Trust I                             0             0             0              0
The Mark Tercek 2002 Annuity Trust II                            0             0             0              0
The Mark Tercek 2003 Annuity Trust I                             0             0             0              0
Marks 2000 (continuing trust)                                    0             0             0              0
The Mary Agnes Reilly Kiernan 2000
    Trust                                                        0             0             0              0
The Mary Ann Casati Trust                                        0             0             0              0
The Matthew D. Rogers 2000 Trust                                 0             0             0              0
The Maya Bettina Linden 2000 Trust                               0             0             0              0
Melissa Jane Minehan 2001 Trust(35)                              0             0             0              0
The Merritt Moore Townsend 2000 Trust                            0             0             0              0
The Mesdag Family Trust                      Delaware            0             0             0              0
The Michael A. Price 2000 Family Trust                           0             0             0              0

---------------
(35)     Created by E. Gerald Corrigan.

                                               ITEM 6         ITEM 7        ITEM 8         ITEM 9        ITEM 10
                                              PLACE OF         SOLE         SHARED          SOLE         SHARED
                                            ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                             (NEW YORK       POWER OF      POWER OF      POWER OF       POWER OF
                ITEM 1                    UNLESS OTHERWISE   UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS             INDICATED)        SHARES       SHARES        SHARES          SHARES
---------------------------------------   ----------------   ---------     ---------    -----------    -----------
The Michael D. Ryan 2000 Family Trust                            0             0             0              0
The Michael D. Ryan 2002 Annuity
    Trust II                                                     0             0             0              0
The Michael D. Ryan 2003 Annuity
    Trust I                                                      0             0             0              0
The Michael J. Zamkow 2000 Family
    Trust                                                        0             0             0              0
The Michael J. Zamkow 2001 Trust                                 0             0             0              0
The Michael J. Zamkow 2002 Annuity
     Trust I                                                     0             0             0              0
The Michael J. Zamkow 2002 Annuity
    Trust II                                                     0             0             0              0
The Michael Stecher 2000 Trust                                   0             0             0              0
The Milton R. Berlinski 2002 Annuity
     Trust I                                                     0             0             0              0
The Milton R. Berlinski 2002 Annuity
    Trust II                                                     0             0             0              0
The Milton R. Berlinski 2003 Annuity
     Trust I                                                     0             0             0              0
The Milton R. Berlinski 2003 Annuity
     Trust II                                                    0             0             0              0
The Milton R. and Jena M. Berlinski
     2003 Life Insurance Trust                                   0             0             0              0
The Mossavar-Rahmani 2000 Family Trust                           0             0             0              0
Murphy 2000 (continuing trust) (36)                              0             0             0              0
Murphy 2002 GRAT(36)                                             0             0             0              0
The Natalie Cailyn Rogers 2000 Trust                             0             0             0              0
The Nicole Schiller 2000 Trust                                   0             0             0              0
The Patrick J. Ward 2001 Trust                                   0             0             0              0
The Peter C. Gerhard 2000 Family Trust                           0             0             0              0
The Peter C. Gerhard 2002 Annuity
     Trust I                                                     0             0             0              0
The Peter C. Gerhard 2002 Annuity
    Trust II                                                     0             0             0              0
The Peter C. Gerhard 2003 Annuity
    Trust I                                                      0             0             0              0
The Peter C. Gerhard 2003 Annuity
    Trust II                                                     0             0             0              0
The Peter D. Kiernan, III 2002
     Annuity Trust I                                             0             0             0              0

-----------------
(36)     Created by Thomas S. Murphy, Jr.

                                                ITEM 6          ITEM 7       ITEM 8        ITEM 9        ITEM 10
                                               PLACE OF          SOLE        SHARED         SOLE          SHARED
                                             ORGANIZATION       VOTING       VOTING     DISPOSITIVE    DISPOSITIVE
                                              (NEW YORK        POWER OF     POWER OF      POWER OF      POWER OF
                ITEM 1                     UNLESS OTHERWISE    UNCOVERED    UNCOVERED    UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)        SHARES       SHARES        SHARES        SHARES
----------------------------------------   ----------------    ---------    ---------   -----------    -----------
The Peter D. Kiernan, III 2002
    Annuity Trust II                                               0            0             0              0
The Peter Kiernan IV 2000 Trust                                    0            0             0              0
The Peter S. Kraus 2002 Annuity Trust
     I                                                             0            0             0              0
The Peter S. Kraus 2002 Annuity Trust
    II                                                             0            0             0              0
The Peter S. Kraus 2003 Annuity Trust
    I                                                              0            0             0              0
The Peter S. Kraus 2003 Annuity Trust
    II                                                             0            0             0              0
The Philip D. Murphy 2000 Family Trust                             0            0             0              0
The Philip D. Murphy 2002 Annuity
    Trust I                                                        0            0             0              0
The Philip D. and Tammy S. Murphy
    2002 Life Insurance Trust                                      0            0             0              0
The Philip Darivoff 2002 Annuity
     Trust I                                                       0            0             0              0
The Philip Darivoff 2002 Annuity
     Trust II                                                      0            0             0              0
The Philip Darivoff 2002 Family Trust                              0            0             0              0
The Rachel M. Darivoff 2000 Trust                                  0            0             0              0
The Ralph F. Rosenberg 2000 Family
     Trust                                                         0            0             0              0
The Ralph F. Rosenberg 2002 Annuity
     Trust I                                                       0            0             0              0
The Ralph F. Rosenberg 2002 Annuity
    Trust II                                                       0            0             0              0
The Ralph F. Rosenberg 2003 Annuity
     Trust I                                                       0            0             0              0
The Ralph F. Rosenberg 2003 Annuity
     Trust II                                                      0            0             0              0
Randal M. Fippinger-Millennium Trust(37)                           0            0             0              0
The Randolph L. Cowen 2000 Family
    Trust                                                          0            0             0              0
Rayas Trust(38)                                 Jersey             0            0             0              0
The Rebecca Viniar 2000 Trust                                      0            0             0              0
The Richard A. Friedman 2002 Annuity
    Trust I                                                        0            0             0              0
The Richard A. Friedman 2000 Family
    Trust                                                          0            0             0              0

----------
(37)     Created by Ann F. Kaplan.

(38)     Created by Emmanuel Roman.

                                                 ITEM 6         ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                               PLACE OF          SOLE         SHARED         SOLE          SHARED
                                            ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                              (NEW YORK        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                     UNLESS OTHERWISE   UNCOVERED     UNCOVERED    UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)        SHARES        SHARES        SHARES        SHARES
----------------------------------------   ----------------   ----------   -----------   -----------    -----------
The Richard A. Sapp 2000 Family Trust                             0             0             0              0
The Richard A. Sapp 2002 Annuity
    Trust I                                                       0             0             0              0
The Richard A. Sapp 2003 Annuity
    Trust I                                                       0             0             0              0
The Richard E. Witten 2002 Annuity
     Trust I                                                      0             0             0              0
The Richard E. Witten 2002 Annuity
    Trust II                                                      0             0             0              0
The Richard E. Witten 2003 Annuity
     Trust I                                                      0             0             0              0
The Richard E. Witten 2003 Annuity
     Trust II                                                     0             0             0              0
The Richard G. Sherlund 2002 Annuity
    Trust I                                                       0             0             0              0
Robert A. Fippinger, Jr. Millennium
    Trust(39)                                                     0             0             0              0
The Robert B. Litterman 2000 Family
    Trust                                                         0             0             0              0
The Robert B. Litterman 2002 Annuity
     Trust I                                                      0             0             0              0
The Robert B. Litterman 2002 Annuity
    Trust II                                                      0             0             0              0
The Robert B. Morris III 2000 Family
    Trust                                                         0             0             0              0
The Robert B. Morris III 2002 Annuity
     Trust I                                                      0             0             0              0
The Robert B. Morris III 2002 Annuity
    Trust II                                                      0             0             0              0
The Robert B. Morris III 2003 Annuity
    Trust I                                                       0             0             0              0
The Robert B. Morris III 2003 Annuity
    Trust II                                                      0             0             0              0
The Robert J. Hurst 2000 Family Trust                             0             0             0              0
The Robert J. Hurst 2002 Annuity
     Trust I                                                      0             0             0              0
The Robert J. Hurst 2002 Annuity
    Trust II                                                      0             0             0              0
The Robert J. Hurst 2003 Annuity
    Trust I                                                       0             0             0              0
The Robert J. Hurst 2003 Annuity
    Trust II                                                      0             0             0              0
The Robert J. Katz 2002 Annuity Trust
     I                                                            0             0             0              0
The Robert J. Katz 2002 Annuity Trust
    II                                                            0             0             0              0

----------
(39)     Created by Ann F. Kaplan.

                                                 ITEM 6         ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                               PLACE OF          SOLE         SHARED         SOLE          SHARED
                                            ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                              (NEW YORK        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                     UNLESS OTHERWISE    UNCOVERED     UNCOVERED    UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)        SHARES        SHARES        SHARES        SHARES
----------------------------------------   ----------------   ----------   -----------   -----------    -----------
The Robert J. Katz 2003 Annuity Trust
     I                                                             0            0             0              0
The Robert J. Katz 2003 Annuity Trust
     II                                                            0            0             0              0
The Robert J. O'Shea 2000 Family Trust                             0            0             0              0
The Robert J. O'Shea 2002 Annuity
     Trust I                                                       0            0             0              0
The Robert J. O'Shea 2002 Annuity
    Trust II                                                       0            0             0              0
The Robert J. O'Shea 2003 Annuity
    Trust I                                                        0            0             0              0
The Robert J. O'Shea 2003 Annuity
    Trust II                                                       0            0             0              0
The Robert J. Pace 2000 Family Trust                               0            0             0              0
The Robert J. Pace 2002 Annuity Trust
    I                                                              0            0             0              0
The Robert J. Pace 2003 Annuity Trust
    I                                                              0            0             0              0
The Robert J. Pace 2003 Annuity Trust
    II                                                             0            0             0              0
The Robert K. Steel 2002 Annuity
     Trust I                                                       0            0             0              0
The Robert K. Steel 2002 Annuity
     Trust II                                                      0            0             0              0
The Robert K. Steel 2003 Annuity
     Trust I                                                       0            0             0              0
The Robert K. Steel 2003 Annuity
     Trust II                                                      0            0             0              0
Robin Neustein 2002 Annuity Trust                                  0            0             0              0
Robin Neustein 2003 Annuity Trust                                  0            0             0              0
The Samantha Schiller 2000 Trust                                   0            0             0              0
The Sarah B. Lopatin 2000 Trust                                    0            0             0              0
The Sarah M. Darivoff 2000 Trust                                   0            0             0              0
The Sarah Rose Berlinski 2000 Trust                                0            0             0              0
The Scott B. Kapnick 2000 Family Trust                             0            0             0              0
The Scott B. Kapnick 2002 Annuity
    Trust I                                                        0            0             0              0
The Scott B. Kapnick 2003 Annuity
    Trust I                                                        0            0             0              0
Scott M. Pinkus 2000 Family Trust           New Jersey             0            0             0              0
The Scott S. Prince Trust                                          0            0             0              0
The Sharmin Mossavar-Rahmani 2002
    Annuity Trust I                                                0            0             0              0

                                                ITEM 6          ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                               PLACE OF          SOLE         SHARED         SOLE          SHARED
                                            ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                              (NEW YORK        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                     UNLESS OTHERWISE    UNCOVERED     UNCOVERED    UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)        SHARES        SHARES        SHARES        SHARES
----------------------------------------   ----------------   ----------   -----------   -----------    -----------
The Sharmin Mossavar-Rahmani 2003
    Annuity Trust I                                                0            0             0              0
The Stephen M. Neidich 2000 Trust                                  0            0             0              0
The Steven J. Wisch 2001 Family Trust                              0            0             0              0
The Steven J. Wisch 2002 Annuity
     Trust I                                                       0            0             0              0
The Steven J. Wisch 2003 Annuity
     Trust I                                                       0            0             0              0
The Steven M. Heller, Jr. 2000 Trust                               0            0             0              0
The Steven T. Mnuchin 2000 Family
    Trust                                                          0            0             0              0
The Steven T. Mnuchin 2002 Annuity
    Trust I                                                        0            0             0              0
The Steven T. Mnuchin 2003 Annuity
    Trust I                                                        0            0             0              0
The Steven T. Mnuchin 2003 Annuity
    Trust II                                                       0            0             0              0
The Stuart Mark Rothenberg 2000
    Family Trust                                                   0            0             0              0
The Stuart Mark Rothenberg 2002
     Annuity Trust I                                               0            0             0              0
The Stuart Mark Rothenberg 2002
    Annuity Trust II                                               0            0             0              0
The Stuart Mark Rothenberg 2003
     Annuity Trust I                                               0            0             0              0
The Stuart Mark Rothenberg 2003
     Annuity Trust II                                              0            0             0              0
The Suzanne E. Cohen 2000 Trust                                    0            0             0              0
The Terence M. O' Toole 2000 Family
    Trust                                                          0            0             0              0
The Terence M. O' Toole 2002 Annuity
    Trust I                                                        0            0             0              0
The Tess Augusta Linden 2000 Trust                                 0            0             0              0
The Thomas J. Healey 2001 Annuity
    Trust                                   New Jersey             0            0             0              0
The Thomas J. Healey 2002 Annuity
    Trust                                                          0            0             0              0
The Thomas J. Healey 2003 Annuity
    Trust                                   New Jersey             0            0             0              0
The Thomas J. Healey 2003 Annuity
    Trust II                                New Jersey             0            0             0              0
The Thomas K. Montag 2000 Family Trust                             0            0             0              0
The Tracy Richard Wolstencroft 2000
    Family Trust                                                   0            0             0              0

                                                ITEM 6          ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                               PLACE OF          SOLE         SHARED         SOLE          SHARED
                                            ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                              (NEW YORK        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                     UNLESS OTHERWISE    UNCOVERED     UNCOVERED    UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)        SHARES        SHARES        SHARES        SHARES
----------------------------------------   ----------------   ----------   -----------   -----------    -----------
The Tracy Richard Wolstencroft 2002
    Annuity Trust I                                                0            0             0              0
The Tracy Richard Wolstencroft 2003
    Annuity Trust I                                                0            0             0              0
Trust for the benefit of David Ford,
    Jr. under Indenture of Trust B of
    David B. Ford dated 6/16/00             Pennsylvania           0            0             0              0
Trust for the benefit of Jamie Ford
    under Indenture of Trust B of
    David B. Ford dated as of 6/16/00       Pennsylvania           0            0             0              0
Trust for the benefit of Megan H.
    Hagerty u/a DTD 3/26/01(40)              New Jersey            0            0             0              0
Trust f/b/o Megan H. Hagerty u/a/d
    June 5, 2002(40)                                               0            0             0              0
Trust f/b/o Megan H. Hagerty u/a/d
    March 26, 2003(40)                       New Jersey            0            0             0              0
Trust f/b/o Megan H. Hagerty u/a/d
    June 13, 2003(40)                        New Jersey
Trust for the benefit of Thomas
    Jeremiah Healey u/a DTD 3/26/01          New Jersey            0            0             0              0
Trust f/b/o Thomas Jeremiah Healey
    u/a/d June 5, 2002                                             0            0             0              0
Trust f/b/o Thomas Jeremiah Healey
    u/a/d March 26, 2003                     New Jersey            0            0             0              0
Trust f/b/o Thomas Jeremiah Healey
    u/a/d June 13, 2003                      New Jersey            0            0             0              0
The Unicorn Trust(41)                            UK                0            0             0              0
Vyrona Trust(42)                               Jersey              0            0             0              0
The William C. Sherlund 2000 Trust                                 0            0             0              0
The William Keith Litzenberger
    Remainder Trust                                                0            0             0              0
Zachariah Cobrinik 2001 Family Trust                               0            0             0              0
The Zachariah Cobrinik Family 2000
    Trust                                                          0            0             0              0
Zachariah Cobrinik 2002 Annuity Trust                              0            0             0              0
Zachariah Cobrinik 2003 Annuity Trust                              0            0             0              0

PARTNERSHIPS

ALS Investment Partners, L.P.(43)              Delaware            0            0             0              0

----------
(40)     Created by Thomas J. Healey.

(41)     Created by Wiet H.M. Pot.

(42)     Created by Sylvain M. Hefes.

                                                ITEM 6          ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                               PLACE OF          SOLE         SHARED         SOLE          SHARED
                                            ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                              (NEW YORK        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                     UNLESS OTHERWISE    UNCOVERED     UNCOVERED    UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)        SHARES        SHARES        SHARES        SHARES
----------------------------------------   ----------------   ----------   -----------   -----------    -----------
Beech Associates, L.P.(44)                     Delaware            0            0             0              0
Crestley, L.P.(45)                             Delaware            0            0             0              0
Greenley Partners, L.P.(46)                    Delaware            0            0             0              0
HEMPA Limited Partnership(47)                  Delaware            0            0             0              0
JSS Investment Partners, L.P.(48)              Delaware            0            0             0              0
The Litzenberger Family Limited
    Partnership                                Delaware            0            0             0              0
Mesdag Family Limited Partnership              Delaware            0            0             0              0
Mijen Family Partnership(49)                   Illinois            0            0             0              0
Opatrny Investment Partners, L.P.              Delaware            0            0             0              0
Quail Brook GS Partners, L.P.(50)              Delaware            0            0             0              0
Rantz GS Investment Partners, L.P.             Delaware            0            0             0              0
Savitz Investment Partners, L.P.(51)           Delaware            0            0             0              0
Stone Gate GS Partners, L.P.(52)               Delaware            0            0             0              0
Trott GS Investment Partners, L.P.             Delaware            0            0             0              0
Tuft GS Investment Partners, L.P.              Delaware            0            0             0              0
Ward Investment Partners, L.P.                 Delaware            0            0             0              0
Windy Hill Investment Company II,
    L.P.(53)                                   Delaware            0            0             0              0
Winkelried Investment Partners, L.P.           Delaware            0            0             0              0

LIMITED LIABILITY COMPANIES

The James Coufos Family LLC                    Delaware            0            0             0              0
The Lawrence Cohen Family LLC                  Delaware            0            0             0              0
The Rebecca Amitai Family LLC                  Delaware            0            0             0              0

CORPORATIONS

Anahue Limited(54)                              Jersey             0            0             0              0
Chambolle Limited(55)                           Jersey             0            0             0              0
Guapulo Holdings Ltd(56)                        Jersey             0            0             0              0

----------
(43)       Created by Charles B. Seelig, Jr.

(44)       Created by David B. Ford.

(45)       Created by Thomas J. Healey.

(46)       Created by Jaime E. Yordan.

(47)       Created by Henry M. Paulson, Jr.

(48)       Created by Jonathan S. Savitz.

(49)       Created by Peter Layton.

(50)       Created by Barry L. Zubrow.

(51)       Created by Peter Savitz.

(52)       Created by Connie K. Duckworth.

(53)       Created by Joseph D. Gutman.

(54)       Created by Andrew A. Chisholm.

(55)       Created by Emmanuel Roman.

(56)       Created by Erland S. Karlsson.

                                                ITEM 6          ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                               PLACE OF          SOLE         SHARED         SOLE          SHARED
                                            ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                              (NEW YORK        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                     UNLESS OTHERWISE    UNCOVERED     UNCOVERED    UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              INDICATED)        SHARES        SHARES        SHARES        SHARES
----------------------------------------   ----------------   ----------   -----------   -----------    -----------
HJS2 Limited(57)                           Cayman Islands          0            0             0              0
Majix Limited(58)                              Jersey              0            0             0              0
Melalula Limited(59)                           Jersey              0            0             0              0
RJG Holding Company(60)                    Cayman Islands          0            0             0              0
Robinelli Limited(61)                          Jersey              0            0             0              0
Vyrona Holdings Limited(62)                    Jersey              0            0             0              0
Zurrah Limited(63)                             Jersey              0            0             0              0

----------
(57)       Created by Hsueh J. Sung.

(58)       Created by Alok Oberoi.

(59)       Created by Peter D. Sutherland.

(60)       Created by Richard J. Gnodde.

(61)       Created by Claudio Costamagna.

(62)       Created by Sylvain M. Hefes.

(63)       Created by Yoel Zaoui.

         This Amendment No. 49 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 49 is being filed primarily because the number of shares of Common Stock (as defined in Item 1 below) beneficially owned by Covered Persons (as defined in Item 2 below) has decreased by an amount in excess of one percent of the total number of shares of Common Stock outstanding.

ITEM 1. SECURITY AND ISSUER

         This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc. ("GS Inc."), a Delaware corporation. The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

ITEM 2. IDENTITY AND BACKGROUND

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or one of its affiliates or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership, limited liability company or corporation created by or for an Individual Covered Person for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). Each Covered Person listed in Appendix A under the caption "Limited Liability Companies" (a "Limited Liability Covered Person") is a limited liability company of which an Individual Covered Person is a managing member. The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) are set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; (iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull"), the former members (the "SLK Covered Persons") of SLK LLC, the former members (the "Jacobson Covered Persons") of Benjamin Jacobson & Sons, LLC ("Jacobson"), the former members (the "Walter Frank Covered Persons") of Walter N. Frank & Co., LLC ("Walter Frank") and John Breyo (together with the Hull Covered Persons, the SLK Covered Persons, the

Jacobson Covered Persons and Walter Frank Covered Persons, the "Acquisition Covered Persons"), a former partner of The Ayco Company, L.P. ("Ayco"), acquired certain Covered Shares in exchange for their interests in Hull, SLK LLC, Jacobson, Walter Frank or Ayco, as applicable; (iii) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (iv) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and (v) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

ITEM 4. PURPOSE OF TRANSACTIONS

         The Individual Covered Persons, other than the Acquisition Covered Persons and the Transferee Covered Persons, acquired certain Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Acquisition Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Hull, Jacobson, Walter Frank or Ayco or the combination of GS Inc. with SLK LLC, as applicable, and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

         The board of directors of GS Inc. and, in the case of the PMDs and the Transferee Covered Persons, the Shareholders' Committee have approved sales by the PMDs, Transferee Covered Persons and certain Estate Planning Covered Persons and Acquisition Covered Persons of a portion of their shares of Common Stock through two programs (the "Channel A Sales Program" and the "Channel B Sales Program"). Sales under the Channel A and Channel B Sales Programs commenced on December 19, 2003 and terminated on January 23, 2004, with an aggregate of 6,772,423 Covered Shares having being sold. See Annex E for sales since the last amendment to this Schedule 13D. The Channel A and Channel B Sales Programs may continue in subsequent fiscal quarters, but can be suspended, modified or terminated at any time.

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described herein and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

         (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common

Stock held by any other Covered Person. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. With respect to the Covered Shares subject to the Partner Transfer Restrictions, the power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person.

         (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

         (d), (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (an "SLK Member Agreement"), between such SLK Covered Person and GS Inc. In the case of each Jacobson Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of January 26, 2001 (the "Jacobson Member Agreement"), between such Jacobson Covered Person and GS Inc. In the case of each Walter Frank Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of May 16, 2002 (the "Walter Frank Member Agreement"), between such Walter Frank Covered Person and GS Inc. In the case of John Breyo, certain of the provisions and restrictions discussed below are set forth in a Partner Agreement, dated as of April 14, 2003 (the "Breyo Partner Agreement"), between John Breyo and GS Inc and, together with the SLK Member Agreement, the Jacobson Member Agreement and the Walter Frank Member Agreement, the "Member Agreements"). The forms of the Member Agreements are filed as Exhibits to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson, Walter Frank or Ayco, as applicable; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         The PMDs are also subject to limitations on their ability to transfer some of the Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. Such restrictions also apply to some of the Covered Shares acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson, Walter Frank or Ayco, as applicable. Under these restrictions (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"), each PMD, Hull Covered Person, SLK Covered Person and Jacobson Covered Person agreed not to transfer such Covered Shares until after May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock, each Walter Frank Covered Person agreed not to transfer such Covered Shares until after June 26, 2003, the first anniversary of the closing of the acquisition by GS Inc. of Walter Frank, and John Breyo agreed not to transfer such Covered Shares until after July 1, 2004, the first anniversary of the closing of the acquisition by GS Inc. of Ayco. The Partner Transfer Restrictions lapsed as to 25,325,624 Covered Shares on May 8, 2002, 54,786,126 Covered Shares on May 8, 2003 and 177,851 Covered Shares on June 26, 2003, and will lapse as to the remaining Covered Shares beneficially owned by the PMDs, Hull Covered Persons, SLK Covered Persons and Jacobson Covered Persons on May 8, 2004, as to the Covered Shares beneficially owned by the Walter Frank Covered Persons in equal installments on each of June 26, 2004 and June 26, 2005 and as to the Covered Shares beneficially owned by John Breyo in equal installments on each of July 1, 2004, July 1, 2005 and such date after December 31, 2005 (but in no event later than January 31, 2005) on which GS Inc. notifies John Breyo that such Partner Transfer Restrictions have lapsed. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

         On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

         The Shareholders' Committee and, in the case of the Acquisition Covered Persons, the board of directors waived the Partner Transfer Restrictions to permit the sale of 653,933 Covered Shares by certain Covered Persons under the Channel A Sales Program and of 1,887,255 Covered Shares by certain Covered Persons under the Channel B Sales Program, in each case, which is described in
Item 4 and terminated on December 19, 2003.

         On January 20, 2004, the Shareholders' Committee waived the Transfer Restrictions on all of the Covered Shares beneficially owned by John A. Thain and the estate planning entities established by Mr. Thain. Upon this waiver, Mr. Thain and the 2000 John A. Thain Grantor Retained Annuity Trust, the 2001 John
A. Thain Grantor Retained Annuity Trust, the 2002 John A. Thain Grantor Retained Annuity Trust, the 2003 John A. Thain Grantor Retained Annuity Trust and the John A. Thain Trust ceased to be Covered Persons and the shares they beneficially owned ceased to be Covered Shares.

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Employee Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, an Employee Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee constituted pursuant to the Shareholders' Agreement (the "Shareholders' Committee") shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., Robert S. Kaplan and Lloyd C. Blankfein are the members of the Shareholders' Committee.

PLEDGE AGREEMENTS

         Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who served on the board of directors on May 7, 1999, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with the transfers by persons subject to a noncompetition agreement to Estate Planning Covered Persons who are corporations and certain transfers to Estate Planning Covered Persons who are trusts, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by the relevant Estate Planning Covered Person. In addition, each transferring Covered Person in these transfers was required to pledge the capital stock or trust interests, as applicable, of the relevant Estate Planning Covered Person to GS Inc. in order to further secure the transferring Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto. On June 25, 2003, a similar arrangement was established with respect to a previously established Estate Planning Covered Person, with the IPO Pledge being replaced by a guarantee and pledge agreement entered into by the Estate Planning Covered Person and the Individual Covered Person pledging his interests in the entity to GS Inc.

         In connection with GS Inc.'s combination with SLK and acquisitions of Jacobson and Walter Frank, each SLK Covered Person, Jacobson Covered Person and Walter Frank Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. In connection with GS Inc.'s acquisition of Ayco, John Breyo has pledged to GS Inc. Common Stock or other assets to secure his obligations under the Breyo Partner Agreement to indemnify GS Inc. in connection with the acquisition of Ayco and not to engage in certain competitive activities or solicit clients or employees of GS Inc. The form of each pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

         In addition to pledges pursuant to the arrangements described in the second paragraph under "Waivers" above, one or more Covered Persons have pledged in the aggregate 2,711,286 Covered Shares to third-party lending institutions as collateral for loans. A portion of these pledged shares may be sold from time to time with the consent of the third-party lending institution.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

         In connection with the donations of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999, December 22, 2000, December 26, 2001, January 9, 2002, December 23, 2002, January 8, 2003, December 22, 2003 and January 8, 2004, GS Inc. entered into a Registration Rights Instrument and five substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

         GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

         In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

DERIVATIVE INSTRUMENTS

         Certain Individual Covered Persons have written American-style call options on an aggregate of 2,261,500 Covered Shares with strike prices ranging from $80.00 to $110.00 and maturity dates ranging from February 21, 2004 to January 21, 2006. Certain Individual Covered Persons have written American-style call options on an aggregate of 100,000 Uncovered Shares with strike prices ranging from $100.00 to $105.00 and maturity dates ranging from April 17, 2004 to January 22, 2005. Certain Individual Covered Persons have purchased American-style call options on an aggregate of 15,000 Uncovered Shares with a strike price of $105.00 and having a maturity date of April 17, 2004. Certain Individual Covered Persons have purchased American-style put options on an aggregate of 15,500 Covered Shares with strike prices ranging from $100.00 to $105.00 and maturity dates ranging from February 21, 2004 to April 17, 2004. Certain Individual Covered Persons have purchased American-style put options on an aggregate of 75,000 Uncovered Shares with a strike price of $90.00 and having a maturity date of April 17, 2004. None of these Covered Persons is employed by Goldman Sachs.

         Certain private foundations established by one or more Individual Covered Persons, none of whom are employed by Goldman Sachs, have written American-style call options on an aggregate of 28,000 Uncovered Shares with strike prices ranging from $95.00 to $105.00 and maturity dates ranging from April 17, 2004 to January 22, 2005.

         An Individual Covered Person who is not employed by GS Inc. entered into two separate pre-paid variable share forward contracts on June 2, 2003 on Covered Shares that were not subject to any transfer restrictions. One contract relates to 74,051 Covered Shares, has a Cap Price (as used in the formula below) of $98.59 and a Floor Price (as used in the formula below) of $82.15, and yielded proceeds to the Individual Covered Person of $5,275,126.66. The other contract relates to 74,052 Covered Shares, has a Cap Price of $98.42 and a Floor Price of $82.02, and yielded proceeds to the Individual Covered Person of $5,267,570.54. Both contracts have a delivery date of June 7, 2006 (the "Delivery Date"). Under each contract, in exchange for receiving the proceeds, the Individual Covered Person agreed to deliver a number of shares of Common Stock on the Delivery Date (or on an earlier date if the contract is terminated early) pursuant to the following formula: (i) if the price of Common Stock on June 2, 2006 (the "Final Price") is less than the Floor Price, the number of shares to which the contract relates (the "Number of Shares"); (ii) if the Final Price is less than to the Cap Price, but greater than the Floor Price, then a number of shares equal to the Number of Shares times the Floor Price divided by the Final Price; (iii) if the Final Price is greater than the Cap Price, then a number of shares equal to the Number of Shares multiplied by a fraction, the numerator of which is the sum of the Floor Price and the difference between the Final Price and the Cap Price, and the denominator of which is the Final Price. Alternatively, the Individual Covered Person has the option to cash settle either contract, with the cash settlement amount being equal to the Number of Shares to be delivered times the Final Price. In connection with these contracts, the Individual Covered Person pledged an aggregate of 148,103 Covered Shares to the counterparties to secure the delivery obligation.

Material to be Filed as Exhibits

Exhibit                           Description
-------     --------------------------------------------------------------------
   A.       Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17,
            1999 (File No. 005-56295) (the "Initial Schedule 13D")).

   B.       Form of Agreement Relating to Noncompetition and Other
            Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

   C.       Form of Pledge Agreement (the "IPO Pledge Agreement")
            (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

   D.       Form of Amendment No. 1 to the IPO Pledge Agreement (filed as
            Exhibit E), dated July 10, 2000 (incorporated by reference to
            Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

   E.       Registration Rights Instrument, dated as of December 10, 1999
            (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
            005-56295)).

   F.       Supplemental Registration Rights Instrument, dated as of
            December 10, 1999 (incorporated by reference to Exhibit H to
            Amendment No. 1 to the Initial Schedule 13D, filed December
            17, 1999 (File No. 005-56295)).

   G. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs
            Group, L.P. (incorporated by reference to Exhibit I to
            Amendment No. 2 to the Initial Schedule 13D, filed June 21,
            2000 (File No. 005-56295)).

   H. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No.
            2 to the Initial Schedule 13D, filed June 21, 2000 (File No.
            005-56295)).

   I. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C.
            (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
            005-56295)).

   J.       Form of Counterpart to Shareholders' Agreement for non-U.S.
            corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
            2000 (File No. 005-56295)).

   K.       Form of Counterpart to Shareholders' Agreement for non-U.S.
            trusts (incorporated by reference to Exhibit M to Amendment
            No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File
            No. 005-56295)).

   L.       Form of Guarantee and Pledge Agreement for non-U.S.
            corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
            2000 (File No. 005-56295)).

   M.       Form of Pledge Agreement for shareholders of non-U.S.
            corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
            2000 (File No. 005-56295)).

Exhibit                           Description
-------     --------------------------------------------------------------------
   N.       Form of Pledge Agreement for shareholders of non-U.S.
            corporations (Jersey version) (incorporated by reference to
            Exhibit P to Amendment No. 3 to the Initial Schedule 13D,
            filed June 30, 2000 (File No. 005-56295)).

   O.       Form of Counterpart to Shareholders' Agreement for Transferee
            Covered Persons (incorporated by reference to Exhibit Q to
            Amendment No. 5 to the Initial Schedule 13D, filed August 2,
            2000 (File No. 005-56295)).

   P.       Supplemental Registration Rights Instrument, dated as of June
            19, 2000 (incorporated by reference to Exhibit R to Amendment
            No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File
            No. 005-56295)).

   Q.       Power of Attorney (incorporated by reference to Exhibit X to
            Amendment No. 14 to the Initial Schedule 13D, filed March 29,
            2001 (File No. 005-56295)).

   R.       Form of Amended and Restated Member Agreement, dated as of September
            10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to
            Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed
            November 3, 2000 (File No. 005-56295)).

   S. Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial
            Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

   T.       Supplemental Registration Rights Instrument, dated as of
            December 21, 2000 (incorporated by reference to Exhibit AA to
            Amendment No. 12 to the Initial Schedule 13D, filed January
            23, 2001 (File No. 005-56295)).

   U. Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial
            Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

   V.       Form of Pledge Agreement, dated as of March 19, 2001, between
            GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial
            Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

   W.       Form of Guarantee and Pledge Agreement for trusts
            (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No.
            005-56295)).

   X.       Form of Pledge Agreement for beneficiaries of trusts
            (incorporated by reference to Exhibit EE to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No.
            005-56295)).

   Y. Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through non-U.S. corporations
            (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No.
            005-56295)).

   Z. Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S. corporations
            (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No.
            005-56295)).

   AA.      Supplemental Registration Rights Instrument, dated as of
            December 21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by The Goldman Sachs Group, Inc.).

Exhibit                           Description
-------     --------------------------------------------------------------------
   BB.      Form of Power of Attorney executed by Covered Persons
            participating in the Channel A Sales Program (incorporated by reference to Exhibit BB to Amendment No. 27 to the Initial
            Schedule 13D, filed June 20, 2002 (File No. 005-56295)).

   CC.      Form of Member Agreement, dated as of May 16, 2002, between GS
            Inc. and each Walter Frank Covered Person (incorporated by reference to Exhibit CC to Amendment No. 28 to the Initial
            Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

   DD.      Form of Pledge Agreement, dated as of June 26, 2002, between
            GS Inc. and each Walter Frank Covered Person (incorporated by reference to Exhibit DD to Amendment No. 28 to the Initial
            Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

   EE.      Supplemental Registration Rights Instrument, dated as of
            December 20, 2002 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-101093) filed by The Goldman Sachs Group, Inc.).

   FF.      Form of Written Consent Relating to Sale and Purchase of
            Common Stock (incorporated by reference to Exhibit FF to
            Amendment No. 35 to the Initial Schedule 13D, filed January 8,
            2003 (File No. 005-56295)).

   GG.      Partner Agreement, dated as of April 14, 2003, between GS Inc.
            and John Breyo (incorporated by reference to Exhibit GG to Amendment No. 44 to the Initial Schedule 13D, filed September
            19, 2003 (File No. 005-56295)).

   HH.      Pledge Agreement, dated as of July 1, 2003, between GS Inc.
            and John Breyo (incorporated by reference to Exhibit HH to Amendment No. 44 to the Initial Schedule 13D, filed September
            19, 2003 (File No. 005-56295)).

   II.      Supplemental Registration Rights Instrument, dated as of
            December 19, 2003 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-110371) filed by The Goldman Sachs Group, Inc.).

                                                                         ANNEX A

    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                COVERED PERSONS

                                                                                 CONVICTIONS OR          BENEFICIAL
                                                                                 VIOLATIONS OF       OWNERSHIP OF THE
                                                                                FEDERAL OR STATE     COMMON STOCK OF THE
                                                           PRESENT              LAWS WITHIN THE         GOLDMAN SACHS
  NAME            CITIZENSHIP    BUSINESS ADDRESS         EMPLOYMENT            LAST FIVE YEARS           GROUP, INC.
------------------------------------------------------------------------------------------------------------------------
Steven M.             USA       85 Broad Street       Managing Director,              None           Covered Person, so
Bunson                          New York, NY          The Goldman Sachs                              ownership is as set
                                10004                 Group, Inc.                                    forth in or
                                                                                                     incorporated into
                                                                                                     Item 5 above.
Russell E.            USA       85 Broad Street       Managing Director,              None           Covered Person, so
Makowsky                        New York, NY          The Goldman Sachs                              ownership is as set
                                10004                 Group, Inc.                                    forth in or
                                                                                                     incorporated into
                                                                                                     Item 5 above.
Michael H.            UK        26 New Street,        Partner,                        None           None
Richardson                      St. Helier, Jersey,   Bedell Cristin
                                JE4 3RA
Anthony J.            UK        26 New Street,        Partner,                        None           None
Dessain                         St. Helier, Jersey,   Bedell Cristin
                                JE4 3RA

                                                                         ANNEX B

ITEMS 2(D)

         AND 2(E). INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS

None.

                                                                         ANNEX C

ITEM 4. PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

    None.

                                                                         ANNEX D

ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE
           EXERCISABLE WITHIN 60 DAYS.

An aggregate of 26,667,166 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options, all of which have vested and are exercisable.

The share amounts given above include the gross number of shares of Common Stock underlying these options, and are included in the aggregate number of shares beneficially owned by the Covered Persons under Rule 13d-3(d)(1) because they represent a right to acquire beneficial ownership within 60 days of the date hereof. Upon exercise of stock options, a net amount of shares will be actually delivered to the Covered Person, with some shares withheld for tax payments, to fund the option strike price or for other reasons. The net shares delivered to the Covered Person will continue to be included in aggregate number of shares beneficially owned by the Covered Persons. The withheld shares will cease to be beneficially owned by any Covered Person, and will no longer be included in the aggregate number of shares beneficially owned by Covered Persons.

                                                                         ANNEX E

ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE
           COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON
           SCHEDULE 13D

The following sales of Covered Shares were made by the following Covered Persons through one or more subsidiaries of GS Inc. for cash on the New York Stock
Exchange:

COVERED PERSON                     TRADE DATE              NUMBER OF SHARES          PRICE PER SHARE
----------------------------------------------------------------------------------------------------
Channel A Sales
Eric S. Schwartz                January 20, 2004                60,000                   $100.10
Robert K. Steel                 January 20, 2004                10,989                   $100.10
Lloyd C. Blankfein              January 21, 2004                42,268                   $100.67
Robert K. Steel                 January 21, 2004                10,988                   $100.67
Robert K. Steel                 January 22, 2004                10,989                   $101.23
Robert S. Kaplan                January 23, 2004                74,743                   $ 99.78
John G. Ketterer III            January 23, 2004                11,000                   $ 99.78
Eric S. Schwartz                January 23, 2004                30,000                   $ 99.78
Robert K. Steel                 January 23, 2004                10,989                   $ 99.78

Channel B Sales
James A. Coufos                 January 20, 2004                 3,000                   $100.26
David A. Dechman                January 20, 2004                 5,000                   $100.26
Jeffrey B. Goldenberg           January 20, 2004                 5,000                   $100.26
Donald C. Opatrny, Jr.          January 20, 2004                10,000                   $100.26
Joseph Sassoon                  January 20, 2004                 3,000                   $100.26
Antoine Schwartz                January 20, 2004                14,624                   $100.26
Howard A. Silverstein           January 20, 2004                 5,000                   $100.26
Peter D. Sutherland             January 20, 2004                 1,932                   $100.26
John E. Urban                   January 20, 2004                 2,000                   $100.26
Gary W. Williams                January 20, 2004                 5,000                   $100.26
Carlos A. Cordeiro              January 21, 2004                36,027                   $100.47
James A. Coufos                 January 21, 2004                 3,000                   $100.47
David A. Dechman                January 21, 2004                 5,000                   $100.47
Paul S. Efron                   January 21, 2004                 2,380                   $100.47
Joseph D. Gatto                 January 21, 2004                15,000                   $100.47
David L. Henle                  January 21, 2004                 5,000                   $100.47
Jacquelyn M. Hoffman-Zehner     January 21, 2004                 8,517                   $100.47
Michael R. Lynch                January 21, 2004                14,179                   $100.47
Donald C. Opatrny, Jr.          January 21, 2004                10,000                   $100.47
Bryant F. Pantano               January 21, 2004                 1,000                   $100.47
John J. Powers                  January 21, 2004                20,000                   $100.47
Joseph Sassoon                  January 21, 2004                 3,000                   $100.47
Howard B. Schiller              January 21, 2004                23,000                   $100.47
Howard A. Silverstein           January 21, 2004                 5,000                   $100.47
Peter D. Sutherland             January 21, 2004                 1,932                   $100.47
Gene T. Sykes                   January 21, 2004                 6,974                   $100.47
Byron D. Trott                  January 21, 2004                25,000                   $100.47
Thomas B. Walker III            January 21, 2004                20,517                   $100.47
Abby Joseph Cohen               January 22, 2004                 2,000                   $101.31
James A. Coufos                 January 22, 2004                 5,000                   $101.31
Frank L. Coulson, Jr.           January 22, 2004                10,000                   $101.31

COVERED PERSON                     TRADE DATE              NUMBER OF SHARES          PRICE PER SHARE
----------------------------------------------------------------------------------------------------
Timothy D. Dattels              January 22, 2004                 5,000                   $101.31
David A. Dechman                January 22, 2004                 3,951                   $101.31
Neil V. Desena                  January 22, 2004                 2,734                   $101.31
Jeffrey B. Goldenberg           January 22, 2004                 5,000                   $101.31
Francis J. Ingrassia            January 22, 2004                10,000                   $101.31
Chansoo Joung                   January 22, 2004                10,000                   $101.31
Jonathan M. Lopatin             January 22, 2004                 5,528                   $101.31
Michael R. Lynch                January 22, 2004                 7,238                   $101.31
Sharmin Mossavar-Rahmani        January 22, 2004                15,163                   $101.31
Donald C. Opatrny, Jr.          January 22, 2004                10,000                   $101.31
Terence M. O'Toole              January 22, 2004                20,000                   $101.31
Scott S. Prince                 January 22, 2004                 5,803                   $101.31
Joseph Sassoon                  January 22, 2004                 6,173                   $101.31
Charles B. Seelig, Jr.          January 22, 2004                13,523                   $101.31
Howard A. Silverstein           January 22, 2004                 5,000                   $101.31
Peter D. Sutherland             January 22, 2004                 1,932                   $101.31
Thomas E. Tuft                  January 22, 2004                12,134                   $101.31
George W. Wellde, Jr.           January 22, 2004                15,625                   $101.31
Gary W. Williams                January 22, 2004                10,000                   $101.31
Christopher A Bates             January 23, 2004                 7,000                   $ 99.93
James A. Coufos                 January 23, 2004                 6,984                   $ 99.93
Frank L. Coulson, Jr.           January 23, 2004                 5,000                   $ 99.93
Gavyn Davies                    January 23, 2004                75,000                   $ 99.93
Alexander C. Dibelius           January 23, 2004                10,000                   $ 99.93
Joseph D. Gatto                 January 23, 2004                25,000                   $ 99.93
Jeffrey B. Goldenberg           January 23, 2004                 5,000                   $ 99.93
Andrew M. Gordon                January 23, 2004                20,934                   $ 99.93
David B. Heller                 January 23, 2004                10,000                   $ 99.93
Francis J. Ingrassia            January 23, 2004                10,000                   $ 99.93
Timothy J. Ingrassia            January 23, 2004                54,689                   $ 99.93
Jonathan L. Kolatch             January 23, 2004                10,000                   $ 99.93
Sharmin Mossavar-Rahmani        January 23, 2004                10,000                   $ 99.93
Donald C. Opatrny, Jr.          January 23, 2004                10,000                   $ 99.93
Joseph Sassoon                  January 23, 2004                 5,000                   $ 99.93
Charles B. Seelig, Jr.          January 23, 2004                13,524                   $ 99.93
Howard A. Silverstein           January 23, 2004                 5,000                   $ 99.93
Peter D. Sutherland             January 23, 2004                 1,931                   $ 99.93
Brian J. Toolan                 January 23, 2004                 7,144                   $ 99.93
Robert B. Tudor III             January 23, 2004                27,353                   $ 99.93
Thomas E. Tuft                  January 23, 2004                 5,000                   $ 99.93
Kendrick R. Wilson III          January 23, 2004                20,000                   $ 99.93

Other Sales
Andrew C. Bieler                January 20, 2004                 1,046                   $100.26
J. Theodore Borter              January 20, 2004                 1,500                   $100.26
Lawrence R. Buchalter           January 20, 2004                10,000                   $101.50
Michele I. Docharty             January 20, 2004                 1,059                   $100.26
Connie K. Duckworth             January 20, 2004                50,000                   $100.15
Robert R. Gheewalla             January 20, 2004                   607                   $100.26
David R. Hansen                 January 20, 2004                 5,000                   $100.26
Robert E. Higgins               January 20, 2004                21,379                   $100.07
Michael I. Hill                 January 20, 2004                 1,237                   $100.26
Robert J. Hurst                 January 20, 2004                70,000                   $100.06

COVERED PERSON                     TRADE DATE              NUMBER OF SHARES          PRICE PER SHARE
----------------------------------------------------------------------------------------------------
John L. Kelly                   January 20, 2004                 1,500                   $100.26
Kathy M. Matsui                 January 20, 2004                 1,733                   $100.26
Greg M. Ostroff                 January 20, 2004                10,000                   $100.82
Jean Raby                       January 20, 2004                   100                   $100.26
Gene Reilly                     January 20, 2004                 6,864                   $100.26
Allen Sangines-Krause           January 20, 2004                 4,045                   $100.26
Ravi Sinha                      January 20, 2004                 2,592                   $100.26
Barry S. Volpert                January 20, 2004                25,000                   $101.38
W. Thomas York, Jr.             January 20, 2004                 1,917                   $100.26
Neil Z. Auerbach                January 21, 2004                   300                   $100.47
Mariafrancesca Carli            January 21, 2004                 3,247                   $100.47
David W. Corley                 January 21, 2004                   101                   $100.47
John P. Curtin, Jr.             January 21, 2004                 7,577                   $101.00
James Del Favero                January 21, 2004                 2,059                   $100.47
Karlo J. Duvnjak                January 21, 2004                 5,000                   $100.47
Mark B. Florian                 January 21, 2004                   665                   $100.47
James R. Garvey                 January 21, 2004                   735                   $100.47
Scott A. Gieselman              January 21, 2004                 6,547                   $100.47
Amy O. Goodfriend               January 21, 2004                 2,500                   $101.25
Amy O. Goodfriend               January 21, 2004                 2,500                   $101.01
Amy O. Goodfriend               January 21, 2004                 2,500                   $101.24
Christopher Grigg               January 21, 2004                 2,317                   $100.47
Elizabeth M. Hammack            January 21, 2004                   300                   $100.47
Edward A. Hazel                 January 21, 2004                   200                   $100.47
Robert E. Higgins               January 21, 2004                21,000                   $101.18
John S. Iglehart                January 21, 2004                 1,738                   $100.47
Hideki Ishibashi                January 21, 2004                 1,185                   $100.47
Thomas J. Kenny                 January 21, 2004                   533                   $100.47
Daniel H. Klebes II             January 21, 2004                15,500                   $100.47
Brian T. Levine                 January 21, 2004                 1,495                   $100.47
Gwen R. Libstag                 January 21, 2004                 5,896                   $100.47
Robert H. Litzenberger          January 21, 2004                 5,000                   $101.15
Audrey A. McNiff                January 21, 2004                 5,493                   $100.47
Ian Mukherjee                   January 21, 2004                 1,500                   $100.47
Robin Neustein                  January 21, 2004                30,000                   $101.01
Douglas S. Patterson            January 21, 2004                   258                   $100.47
David M. Ryan                   January 21, 2004                 1,500                   $100.47
Pamela S. Ryan                  January 21, 2004                 1,000                   $100.47
James M. Sheridan               January 21, 2004                   200                   $ 90.00
Joseph P. Stevens               January 21, 2004                 1,462                   $100.47
Roland W. Tegeder               January 21, 2004                 2,500                   $100.47
Peter J. Warren                 January 21, 2004                   964                   $100.47
Melinda B. Wolfe                January 21, 2004                   691                   $100.47
Michael J. Zamkow               January 21, 2004                 6,779                   $ 99.80
Jesus A. Arias                  January 22, 2004                   700                   $101.31
John S. Barakat                 January 22, 2004                 3,313                   $101.31
Driss Ben-Brahim                January 22, 2004                   999                   $101.31
John J. Bu                      January 22, 2004                 3,228                   $101.31
Marta Z. Cotton                 January 22, 2004                 1,091                   $101.31
Jeffrey R. Currie               January 22, 2004                   172                   $101.31
Matthew S. Darnall              January 22, 2004                 3,000                   $101.31
Karlo J. Duvnjak                January 22, 2004                   641                   $101.31
Seaborn S. Eastland             January 22, 2004                 1,607                   $101.31

COVERED PERSON                     TRADE DATE              NUMBER OF SHARES          PRICE PER SHARE
----------------------------------------------------------------------------------------------------
Charles P. Eve                  January 22, 2004                 6,159                   $101.31
Jeffrey F. Fastov               January 22, 2004                 2,567                   $101.31
Luca D. Ferrari                 January 22, 2004                   584                   $101.31
Oliver L. Frankel               January 22, 2004                 1,496                   $101.31
Amy O. Goodfriend               January 22, 2004                 2,500                   $101.59
Frank J. Governali              January 22, 2004                12,557                   $101.31
Lorenzo Grabau                  January 22, 2004                 1,180                   $101.31
Eric P. Grubman                 January 22, 2004                 9,000                   $101.80
Eric P. Grubman                 January 22, 2004                   200                   $101.80
Eric P. Grubman                 January 22, 2004                   200                   $101.54
Eric P. Grubman                 January 22, 2004                   600                   $101.80
Teresa E. Holliday              January 22, 2004                   655                   $101.31
Robert G. Hottensen, Jr.        January 22, 2004                   600                   $101.31
Kenneth L. Josselyn             January 22, 2004                 1,652                   $101.31
David A. Kaplan                 January 22, 2004                 1,304                   $101.31
David K. Kaugher                January 22, 2004                   300                   $101.31
Steven E. Kent                  January 22, 2004                   400                   $101.31
Shigeki Kiritani                January 22, 2004                 1,079                   $101.31
Daniel H. Klebes II             January 22, 2004                   490                   $101.31
Mary Lyn Valkenburg Kurish      January 22, 2004                   782                   $101.31
Bruce M. Larson                 January 22, 2004                 2,459                   $101.31
Richard O. Leggett              January 22, 2004                 1,400                   $101.31
Stephen C. Lichtenauer          January 22, 2004                 1,534                   $101.31
Douglas F. Londal               January 22, 2004                 6,730                   $101.31
Blake W. Mather                 January 22, 2004                 4,657                   $101.31
Audrey A. McNiff                January 22, 2004                 5,000                   $101.31
Andrew L. Metcalfe              January 22, 2004                   580                   $101.31
Michael J. Millette             January 22, 2004                 2,100                   $101.31
Jeffrey M. Moslow               January 22, 2004                 4,000                   $101.31
Donald J. Mulvihill             January 22, 2004                 1,000                   $101.31
Mark J. Naylor                  January 22, 2004                 1,738                   $101.31
Robin Neustein                  January 22, 2004                20,000                   $101.52
Nigel M. O'Sullivan             January 22, 2004                 2,282                   $101.31
Massimo Pappone                 January 22, 2004                   500                   $101.31
David B. Philip                 January 22, 2004                 2,381                   $101.31
Anthony J. Principato           January 22, 2004                   845                   $101.31
Ivan Ross                       January 22, 2004                   800                   $101.31
James M. Sheridan               January 22, 2004                59,800                   $ 90.00
Fredric E. Steck                January 22, 2004                 1,000                   $101.75
Patrick Sullivan                January 22, 2004                 2,084                   $101.31
Martin M. Werner                January 22, 2004                 4,284                   $101.31
John S. Willian                 January 22, 2004                 1,877                   $101.31
Steven M. Barry                 January 23, 2004                   312                   $ 99.93
Randall A. Blumenthal           January 23, 2004                 4,474                   $ 99.93
Victoria A. Bridges             January 23, 2004                   500                   $ 99.93
Craig W. Broderick              January 23, 2004                 5,000                   $ 99.93
Gerald J. Cardinale             January 23, 2004                 1,277                   $ 99.93
Virginia E. Carter              January 23, 2004                 2,500                   $ 99.93
Thomas V. Cholnoky              January 23, 2004                   864                   $ 99.93
Timothy J. Cole                 January 23, 2004                   559                   $ 99.93
Nicholas P. Crapp               January 23, 2004                   750                   $ 99.93
John S. Daly                    January 23, 2004                   557                   $ 99.93
David H. Dase                   January 23, 2004                 1,506                   $ 99.93

COVERED PERSON                     TRADE DATE              NUMBER OF SHARES          PRICE PER SHARE
----------------------------------------------------------------------------------------------------
Giorgio De Santis               January 23, 2004                 1,711                   $99.93
Simon P. Dingemans              January 23, 2004                 2,872                   $99.93
John E. Eisenberg               January 23, 2004                 1,000                   $99.93
Earl S. Enzer                   January 23, 2004                   387                   $99.93
Charles P. Eve                  January 23, 2004                 5,000                   $99.93
Edward Sebastian Grigg          January 23, 2004                 2,215                   $99.93
Celeste A. Guth                 January 23, 2004                 1,014                   $99.93
James A. Hudis                  January 23, 2004                 1,163                   $99.93
Lawrence S. Keusch              January 23, 2004                 5,291                   $99.93
Remy Klammers                   January 23, 2004                 1,045                   $99.93
Daniel H. Klebes II             January 23, 2004                     5                   $99.93
David J. Kostin                 January 23, 2004                 3,438                   $99.93
David N. Lawrence               January 23, 2004                   554                   $99.93
Brian J. Lee                    January 23, 2004                   225                   $99.93
Ronald S. Levin                 January 23, 2004                 2,656                   $99.93
David McD. A. Livingstone       January 23, 2004                 3,883                   $99.93
Paula B. Madoff                 January 23, 2004                 1,000                   $99.93
Barry A. Mannis                 January 23, 2004                 6,431                   $99.93
John J. McCabe                  January 23, 2004                   149                   $99.93
Audrey A. McNiff                January 23, 2004                 6,624                   $99.93
Michael J. Millette             January 23, 2004                 1,398                   $99.93
Edward S. Misrahi               January 23, 2004                 1,282                   $99.93
Christopher K. Norton           January 23, 2004                10,000                   $99.55
Eric M. Oberg                   January 23, 2004                 1,013                   $99.93
Fergal J. O'Driscoll            January 23, 2004                 1,500                   $99.93
Robert W. Pack                  January 23, 2004                 1,014                   $99.93
David E. Perlin                 January 23, 2004                 1,799                   $99.93
Richard H. Powers               January 23, 2004                 5,155                   $99.93
Jeffrey A. Resnick              January 23, 2004                   518                   $99.93
Jacob D. Rosengarten            January 23, 2004                 1,600                   $99.93
P. Sheridan Schechner           January 23, 2004                 5,000                   $99.93
Daniel Schmitz                  January 23, 2004                 3,050                   $99.93
Steven H. Strongin              January 23, 2004                 2,762                   $99.93
Peter K. Tomozawa               January 23, 2004                   374                   $99.93
Keith R. Wills                  January 23, 2004                   400                   $99.93

The Covered Persons listed below participate in the Common Stock fund of The Goldman Sachs Employees' Profit Sharing Retirement Income Plan. These Covered Persons acquired interests in the Common Stock fund representing the number of shares of Common Stock set forth below. These shares are Uncovered Shares.

                                  ACQUISITION OR                                   NUMBER OF
    COVERED PERSON                 DISPOSITION           TRANSACTION DATE           SHARES          PRICE PER SHARE
--------------------------------------------------------------------------------------------------------------------
Randall S. Burkert                 Acquisition           January 23, 2004              1                $99.50
W. Reed Chisholm II                Acquisition           January 23, 2004              2                $99.50
Thomas V. Conigliaro               Acquisition           January 23, 2004              2                $99.50
William J. Conley, Jr.             Acquisition           January 23, 2004              2                $99.50
Edward A. Hazel                    Acquisition           January 23, 2004              3                $99.50
Robert G. Hottensen, Jr.           Acquisition           January 23, 2004              2                $99.50
Peter T. Johnston                  Acquisition           January 23, 2004              2                $99.50
Colin E. King                      Acquisition           January 23, 2004              2                $99.50
Lisette M. Lieberman               Acquisition           January 23, 2004              2                $99.50
Thomas J. McAdam                   Acquisition           January 23, 2004              1                $99.50
Arthur J. Peponis                  Acquisition           January 23, 2004              1                $99.50

                                  ACQUISITION OR                                   NUMBER OF
    COVERED PERSON                 DISPOSITION           TRANSACTION DATE           SHARES          PRICE PER SHARE
--------------------------------------------------------------------------------------------------------------------
Anthony J. Principato              Acquisition           January 23, 2004              1                $99.50
Richard T. Roberts                 Acquisition           January 23, 2004              1                $99.50
Allen Sangines-Krause              Acquisition           January 23, 2004              1                $99.50
Thomas P. Takacs                   Acquisition           January 23, 2004              3                $99.50

The following cashless exercises of stock options were effected by the following Covered Persons, with the indicated number of underlying shares sold through an affiliate of Mellon Investor Services LLC for cash on the New York Stock
Exchange:

                                                        NUMBER                                     NUMBER        NUMBER
                                                          OF                                      OF SHARES    OF SHARES
    COVERED PERSON                DATE OF EXERCISE     OPTIONS      STRIKE PRICE   SALES PRICE      SOLD        RETAINED
------------------------------------------------------------------------------------------------------------------------
Melissa R. Brown                  January 20, 2004       2,000         $53.00        $100.33        2,000          0
Stephen C. Daffron                January 20, 2004      13,330         $53.00        $100.33       13,330          0
Eiichiro Kuwana                   January 20, 2004       5,000         $53.00        $100.33        5,000          0
Kenneth H. M. Leet                January 20, 2004      36,587         $53.00        $100.33       36,587          0
Andrew L. Metcalfe                January 20, 2004       3,000         $53.00        $100.33        2,170      2,170
Robert J. Christie                January 21, 2004      25,656         $53.00        $100.36       25,656          0
Luigi de Vecchi                   January 21, 2004      12,462         $53.00        $100.36       12,462          0
Luigi de Vecchi                   January 21, 2004       5,391         $82.88        $100.36        5,391          0
Bruce J. Evans                    January 21, 2004       5,000         $53.00        $100.36        5,000          0
Theodore E. Niedermayer           January 21, 2004       6,300         $53.00        $100.36        6,300          0
L. Peter O'Hagan                  January 21, 2004       3,000         $53.00        $100.36        3,000          0
Michael A. Troy                   January 21, 2004       7,347         $82.88        $100.36        7,347          0
James P. Ziperski                 January 21, 2004       2,500         $53.00        $100.36        2,500          0
Jason R. Anderson                 January 22, 2004       5,000         $53.00        $101.25        5,000          0
Juan A. Del Rivero                January 22, 2004       9,233         $53.00        $101.25        9,233          0
Juan A. Del Rivero                January 22, 2004       6,791         $82.88        $101.25        6,791          0
Isabelle Ealet                    January 22, 2004      15,000         $53.00        $101.25       15,000          0
Charles P. Eve                    January 22, 2004      10,479         $82.88        $101.25       10,479          0
Robert G. Hottensen, Jr.          January 22, 2004         500         $53.00        $101.25          500          0
Robert C. Jones                   January 22, 2004      48,984         $53.00        $101.25       48,984          0
Timothy M. Kingston               January 22, 2004       1,580         $53.00        $101.25        1,580          0
Peter Labbat                      January 22, 2004      21,936         $53.00        $101.25       21,936          0
L. Peter O'Hagan                  January 22, 2004       2,000         $53.00        $101.25        2,000          0
Michael A. Troy                   January 22, 2004      35,000         $53.00        $101.25       35,000          0
Scott R. Weinstein                January 22, 2004       2,000         $53.00        $101.25        2,000          0
James P. Ziperski                 January 22, 2004       2,500         $53.00        $101.25        2,500          0
Philip A. Cooper                  January 23, 2004       5,000         $53.00        $ 99.80        5,000          0
Bruce J. Evans                    January 23, 2004       4,000         $53.00        $ 99.80        4,000          0
Gregory D. Lee                    January 23, 2004      25,992         $53.00        $ 99.80       25,992          0
Barry A. Mannis                   January 23, 2004      51,214         $53.00        $ 99.80       51,214          0
Joseph C. Marconi                 January 23, 2004       5,000         $53.00        $ 99.80        5,000          0
L. Peter O'Hagan                  January 23, 2004       1,000         $53.00        $ 99.80        1,000          0
John P. Shaughnessy               January 23, 2004      20,000         $53.00        $ 99.80       20,000          0
Steven H. Strongin                January 23, 2004       5,000         $53.00        $ 99.80        5,000          0
Michael A. Troy                   January 23, 2004      20,000         $53.00        $ 99.80       20,000          0
John J. Vaske                     January 23, 2004      31,000         $53.00        $ 99.80       31,000          0
C. Howard Wietschner              January 23, 2004       1,500         $53.00        $ 99.80        1,500          0
Kenneth W. Willman                January 23, 2004       1,500         $53.00        $ 99.80        1,500          0
James P. Ziperski                 January 23, 2004       2,500         $53.00        $ 99.80        2,500          0

SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2004

                                                     By: /s/ James B. McHugh
                                                         -----------------------
                                                     Name: James B. McHugh
                                                     Title: Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit                           Description
-------     --------------------------------------------------------------------
   A.       Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17,
            1999 (File No. 005-56295) (the "Initial Schedule 13D")).

   B.       Form of Agreement Relating to Noncompetition and Other
            Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

   C.       Form of Pledge Agreement (the "IPO Pledge Agreement")
            (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

   D.       Form of Amendment No. 1 to the IPO Pledge Agreement (filed as
            Exhibit E), dated July 10, 2000 (incorporated by reference to
            Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

   E.       Registration Rights Instrument, dated as of December 10, 1999
            (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
            005-56295)).

   F.       Supplemental Registration Rights Instrument, dated as of
            December 10, 1999 (incorporated by reference to Exhibit H to
            Amendment No. 1 to the Initial Schedule 13D, filed December
            17, 1999 (File No. 005-56295)).

   G. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs
            Group, L.P. (incorporated by reference to Exhibit I to
            Amendment No. 2 to the Initial Schedule 13D, filed June 21,
            2000 (File No. 005-56295)).

   H. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No.
            2 to the Initial Schedule 13D, filed June 21, 2000 (File No.
            005-56295)).

   I. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C.
            (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
            005-56295)).

   J.       Form of Counterpart to Shareholders' Agreement for non-U.S.
            corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
            2000 (File No. 005-56295)).

   K.       Form of Counterpart to Shareholders' Agreement for non-U.S.
            trusts (incorporated by reference to Exhibit M to Amendment
            No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File
            No. 005-56295)).

   L.       Form of Guarantee and Pledge Agreement for non-U.S.
            corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
            2000 (File No. 005-56295)).

Exhibit                           Description
-------     --------------------------------------------------------------------
   M.       Form of Pledge Agreement for shareholders of non-U.S.
            corporations (incorporated by reference to Exhibit O to
            Amendment No. 3 to the Initial Schedule 13D, filed June 30,
            2000 (File No. 005-56295)).

   N.       Form of Pledge Agreement for shareholders of non-U.S.
            corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

   O.       Form of Counterpart to Shareholders' Agreement for Transferee
            Covered Persons (incorporated by reference to Exhibit Q to
            Amendment No. 5 to the Initial Schedule 13D, filed August 2,
            2000 (File No. 005-56295)).

   P.       Supplemental Registration Rights Instrument, dated as of June
            19, 2000 (incorporated by reference to Exhibit R to Amendment
            No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File
            No. 005-56295)).

   Q.       Power of Attorney (incorporated by reference to Exhibit X to
            Amendment No. 14 to the Initial Schedule 13D, filed March 29,
            2001 (File No. 005-56295)).

   R.       Form of Amended and Restated Member Agreement, dated as of
            September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person
            (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No.
            005-56295)).

   S. Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial
            Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

   T.       Supplemental Registration Rights Instrument, dated as of
            December 21, 2000 (incorporated by reference to Exhibit AA to
            Amendment No. 12 to the Initial Schedule 13D, filed January
            23, 2001 (File No. 005-56295)).

   U. Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial
            Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

   V.       Form of Pledge Agreement, dated as of March 19, 2001, between
            GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial
            Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

   W.       Form of Guarantee and Pledge Agreement for trusts
            (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No.
            005-56295)).

   X.       Form of Pledge Agreement for beneficiaries of trusts
            (incorporated by reference to Exhibit EE to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No.
            005-56295)).

   Y. Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through non-U.S. corporations
            (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No.
            005-56295)).

Exhibit                           Description
-------     --------------------------------------------------------------------
   Z.       Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S. corporations
            (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No.
            005-56295)).

   AA.      Supplemental Registration Rights Instrument, dated as of
            December 21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by The Goldman Sachs Group, Inc.).

   BB. Form of Power of Attorney executed by Covered Persons participating in the Channel A Sales Program (incorporated by reference to Exhibit BB to Amendment No. 27 to the Initial
            Schedule 13D, filed June 20, 2002 (File No. 005-56295)).

   CC.      Form of Member Agreement, dated as of May 16, 2002, between GS
            Inc. and each Walter Frank Covered Person (incorporated by reference to Exhibit CC to Amendment No. 28 to the Initial
            Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

   DD.      Form of Pledge Agreement, dated as of June 26, 2002, between
            GS Inc. and each Walter Frank Covered Person (incorporated by reference to Exhibit DD to Amendment No. 28 to the Initial
            Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

   EE.      Supplemental Registration Rights Instrument, dated as of
            December 20, 2002 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-101093) filed by The Goldman Sachs Group, Inc.).

   FF.      Form of Written Consent Relating to Sale and Purchase of
            Common Stock (incorporated by reference to Exhibit FF to
            Amendment No. 35 to the Initial Schedule 13D, filed January 8,
            2003 (File No. 005-56295)).

   GG.      Partner Agreement, dated as of April 14, 2003, between GS Inc.
            and John Breyo (incorporated by reference to Exhibit GG to Amendment No. 44 to the Initial Schedule 13D, filed September
            19, 2003 (File No. 005-56295)).

   HH.      Pledge Agreement, dated as of July 1, 2003, between GS Inc.
            and John Breyo (incorporated by reference to Exhibit HH to Amendment No. 44 to the Initial Schedule 13D, filed September
            19, 2003 (File No. 005-56295)).

   II.      Supplemental Registration Rights Instrument, dated as of
            December 19, 2003 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-110371) filed by The Goldman Sachs Group, Inc.).